        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 2006

                                                                 Registration No. 333-
--------------------------------------------------------------------------------------

                                     UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                               --------------------------

                                       FORM SB-2

                                 REGISTRATION STATEMENT
                                         UNDER
                               THE SECURITIES ACT OF 1933

                               --------------------------

                                       SWMX, INC.
                     (Name of small business issuer in its charter)

           Delaware                          7310                     20-5296949
   (State or jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)    Classification Code Number)   Identification Number)

                                    1 Bridge Street
                               Irvington, New York 10533
                                     (914) 406-8400
             (Address and telephone number of principal executive offices)

                                       James Caci
                                Chief Financial Officer
                                       SWMX, Inc.
                                    1 Bridge Street
                               Irvington, New York 10533
                                     (914) 406-8400
               (Name, address and telephone number of agent for service)

                        ----------------------------------------

                                        Copy to:

                                Robert H. Friedman, Esq.
                   Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                   Park Avenue Tower
                                  65 East 55th Street
                                New York, New York 10022
                                     (212) 451-2300

                        ----------------------------------------

         Approximate date of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

         If this  Form is filed  to  register  additional  securities  for an  offering pursuant to Rule 462(b) under the  Securities  Act,  please check the following box and list  the  Securities  Act  registration  statement  number  of the  earlier  effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities  Act,  check the following box and list the Securities Act  registration statement number of the earlier effective registration statement for the same offering.
/ /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities  Act,  check the following box and list the Securities Act  registration statement number of the earlier effective registration statement for the same offering.
/ /

         If delivery  of the  prospectus  is expected to be made  pursuant to Rule 434, check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                                 Proposed
                                                                  Maximum         Proposed Maximum
Title of Each Class of Securities          Amount to be       Offering Price     Aggregate Offering         Amount of
To Be Registered                            Registered           Per Share             Price             Registration Fee
---------------------------------          ------------       --------------     ------------------      ----------------

Common Stock, $0.01 par value per       204,025,000 shares       $3.00 (1)          $612,075,000            $65,492.03
share

(1)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked price of the Registrant's common stock on the OTC Bulletin Board on August 8, 2006.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED AUGUST 10, 2006

PROSPECTUS

                               204,025,000 SHARES

                                      SWMX
                            SOFTWAVE MEDIA EXCHANGE

                                  COMMON STOCK

         This prospectus relates to the reoffer and resale of up to 204,025,000 shares of our common stock by the selling stockholders named in this prospectus.

         The selling stockholders may offer or sell all or a portion of its shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the securities owned by the selling stockholders.

         Our common stock is traded and quoted on the Over the Counter Bulletin
Board (the "OTCBB") under the symbol "SWMX.OB." On August 9, 2006, the last reported sale price of our common stock was $3.00 per share. As of August 8,
2006 we had 205,925,000 shares of common stock outstanding.

         Our principal executive offices are located at 1 Bridge Street,
Irvington, NY 10533, and our telephone number is (914) 406-8400.

                             -----------------------

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS"
BEGINNING ON PAGE 2 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING
OUR COMMON STOCK.

                             -----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                             -----------------------

                 The date of this prospectus is ________, 2006.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective.
This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         You should rely only on the information contained in this prospectus.
We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

         SWMX Television, SWMX TV, SWMX Radio, Media Manager, Campaign Manager,
Broadcaster Dashboard, ROI Optimizer and Remnant Radio are trademarks of a wholly-owned subsidiary of SWMX, Inc. This prospectus also contains trademarks and service marks of other companies.

                                       i

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION INCLUDED ELSEWHERE IN THIS
PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD
CONSIDER BEFORE PURCHASING THE COMMON STOCK OFFERED BY THIS PROSPECTUS. YOU
SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" AND
"SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" SECTIONS AND OUR FINANCIAL
STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS BEFORE MAKING AN
INVESTMENT DECISION.

                                   THE COMPANY

         The company was formed as a Nevada corporation on April 12, 2005, under the name Edgemont Resources Corp., and on July 25, 2006, was reincorporated in the State of Delaware. On July 26, 2006, we consummated a reverse merger, or the
Merger, with a privately-held company, SoftWave Media Exchange, Inc., or
SoftWave, pursuant to which the privately-held company became our wholly-owned subsidiary. We had been in the development stage since inception and had not commenced significant business operations prior to the Merger. Through the acquisition of SoftWave, we are engaged in the operation and development of an electronic open marketplace for the purchase and sale of advertising media, which we call the SWMX Marketplace, and the sale and the development of products and systems that support those activities. Revenues are generated primarily through transaction fees charged for media placements through the SWMX
Marketplace.

         On July 26, 2006, we sold an aggregate of 4,000,000 shares of common stock and received gross proceeds of $12,000,000, including the conversion of
$2,600,000 of accrued liabilities owed to Alowex, LLC, or Alowex, and Remnant
Media, LLC, entities affiliated with certain of our officers, in a private placement to accredited investors.

         Our principal executive offices are located at 1 Bridge Street,
Irvington, NY 10533, and our telephone number is (914) 406-8400.

         Unless the context requires otherwise, references in this prospectus to
"SWMX," "we," "our," "us" and similar expressions refer to SWMX, Inc., a
Delaware corporation, and its predecessors and its subsidiaries.

                                  THE OFFERING

Common stock offered by
the selling stockholders...................204,025,000 shares of our common stock, including 4,000,000 shares
                                           issued to purchasers in our private
                                           placement.

Common stock outstanding...................205,925,000 shares

Use of proceeds............................We will not receive any of the proceeds from the sale of shares of
                                           common stock by the selling
                                           stockholders.

Ticker symbol..............................SWMX.OB

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. THE
FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER
INFORMATION IN THIS PROSPECTUS, INCLUDING UNDER "SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS," BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK.

RISKS RELATING TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY ON WHICH AN INVESTOR CAN EVALUATE OUR
BUSINESS.

         We began operations in August 2005 and have a limited operating history. Our limited operating history makes it difficult to predict future revenues and operating expenses. You must consider the risks, expenses and difficulties typically encountered by companies with limited operating histories, particularly companies in new and rapidly expanding markets such as
Internet-based media advertising. These risks include our ability to:

         o    achieve the level of recognition and trust necessary to develop and sustain the relationships with broadcast companies,
              advertisers and third parties that will allow us to maintain our growth and withstand competition;

         o    generate the ideas and resources, including both financial and human resources, necessary to continue to develop and upgrade our technology in order to sustain our business strategy and maintain our viability in the fast-paced and rapidly changing field of
              Internet technologies;

         o    implement and improve operational, financial and management information systems appropriate to our expanding and changing operations; and

         o    respond to competitive developments and adapt to industry
              conditions such as consolidation of existing competitors and the entry of new competitors.

AS AN EARLY STAGE COMPANY, WE ARE SUBJECT TO MANY UNFORESEEN BUSINESS RISKS.

         The development of Internet-based electronic marketplaces for the media advertising market is in its infancy. As a result, we may be subject to risks that we have not foreseen or fully appreciated. We are subject to all the risks inherent in a small company seeking to develop, market and distribute new products. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with developing, introducing, marketing and distributing new products or services in a competitive environment. We cannot guarantee that we will achieve our goals or meet our projections.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS HAVE STATED IN THEIR REPORT THAT
THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         We have limited cash resources and have a working capital deficit. Our independent registered public accountants have stated in their report that they have a substantial doubt about our ability to continue as a going concern. By being categorized in this manner, we may find it more difficult in the short term to either locate financing for future projects or to identify lenders willing to provide loans at attractive rates, which may require us to use our cash reserves in order to expand. Should this occur, and unforeseen events also require greater cash expenditures than expected, we could be forced to cease all or a part of our operations.

OUR BUSINESS MODEL INVOLVES THE ASSUMPTION OF SIGNIFICANT CREDIT RISK.

         In order to serve as a reliable intermediary between broadcasters and advertisers, we have assumed the payment risk associated with media purchases by advertisers. Thus, although we will purchase media time from broadcasters on behalf of an advertiser, we will act as a principal with respect to the broadcaster. Accordingly, we may from time to time assume substantial risks associated with receivables from advertisers who may default in payment due to insolvency or other circumstances. While we believe no reserves against such losses are required at this time, any such reserves that we establish in the future may not be sufficient to entirely mitigate this risk.

DEVELOPMENT DELAYS OR COST OVERRUNS MAY NEGATIVELY AFFECT OUR OPERATING RESULTS.

         We may experience development delays and cost overruns in our development efforts. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Also, our products may contain undetected errors, including security errors that could cause increased development costs, loss of revenue, adverse publicity, reduced market acceptance of our products or services or lawsuits by customers.

WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP SWMX TELEVISION.

         We are currently developing our SWMX Television product. We began beta testing this product in June 2006. This development effort could experience technological difficulties as it expands or could take more time than expected.
Any delays in the development process may increase our development costs and delay our ability to generate revenues from this new product. Such a delay would alter the financial projections provided herein. In addition, any difficulties in the development process may divert management's attention from other areas of our business which could materially adversely affect us.

OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS
MODEL.

         A significant part of our business model is to generate revenue by providing interactive marketing solutions to advertisers, advertising agencies and broadcast companies. The profit potential for this business model is unproven. We will need to achieve broad market acceptance by advertisers, advertising agencies and broadcast companies to be successful. Our ability to generate significant revenue from advertisers will depend, in part, on our ability to contract with radio and television stations that have adequate available advertisement space inventory. Further, these broadcast companies must generate sufficient user traffic with demographic characteristics attractive to our advertisers. The intense competition among media advertising sellers has led to the creation of a number of pricing alternatives for media advertising. These alternatives make it difficult for us to project future levels of advertising revenue and applicable gross margin that can be sustained by us or the media advertising industry in general.

         Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of, and to generate demand for, our products and services. Advertisers may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing direct marketing systems. In addition, as online direct marketing is emerging as a new and distinct business, potential adopters of online direct marketing services will increasingly demand functionality tailored to their specific requirements. We may be unable to meet the demands of these clients. Acceptance of our new solutions will depend on the continued emergence of Internet commerce, communication and advertising. Demand for our new solutions may not occur or be sustained.

WE MAY REQUIRE ADDITIONAL FUNDING TO CONTINUE DEVELOPING OUR TECHNOLOGY AND
MARKETING OUR PRODUCTS.

         Even with the proceeds of our July 2006 private placement, we may require additional funding to achieve the goals stated in our business plan. In particular, we may require working capital to support the initial marketing and distribution of our planned new products. If we experience delays in producing our new products or entering into agreements with broadcast companies and advertisers, we may need more funding than we currently anticipate.

         Whatever our capital requirements, adequate funding, whether in the form of debt or equity, may not be available on favorable terms, or at all.

OUR CONTINUED SUCCESS MAY ATTRACT NUMEROUS IMITATORS.

         The success of the SWMX Marketplace may spawn imitators. It is the nature of web-based businesses that competitors could create the superficial appearance of providing a marketplace for media placements without a significant investment, even though their systems do not provide the features of our system or the robust infrastructure underlying our systems. If our potential customers have disappointing experiences with such competitors, it may hinder our ability to persuade them to participate in our system. In addition, our success may encourage larger, better known and better financed firms to replicate or reverse engineer our systems, or induce key employees to work for them, allowing them to quickly gain significant market share at our expense, despite our best efforts to protect our proprietary systems, processes and know how.

LARGER AND BETTER-FINANCED COMPETITORS MAY AFFECT OUR ABILITY TO OPERATE OUR
BUSINESS AND ACHIEVE PROFITABILITY.

         Management is aware of similar products that compete directly with our products and some of the companies developing these similar products are larger, better-financed companies that may develop products superior to ours. Many of our current and prospective competitors are larger and have greater financial resources, which could create significant competitive advantages for those companies. Our future success depends on our ability to compete effectively with our competitors. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:

         o    substantially greater financial, technical and marketing
              resources;

         o    larger customer bases;

         o    better name recognition; and

         o    potentially more expansive product offerings.

         These competitors are likely to command a larger market share, which may enable them to establish a stronger competitive position than we have, in part, through greater marketing opportunities. If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

WE DEPEND ON OUR KEY PERSONNEL AND THE LOSS OF THEIR SERVICES OR THE FAILURE TO
ATTRACT ADDITIONAL HIGHLY SKILLED PERSONNEL COULD ADVERSELY AFFECT OUR
OPERATIONS.

         If we are unable to maintain our key personnel and attract new employees with high levels of expertise in those areas in which we propose to engage, without unreasonably increasing our labor costs, the execution of our business strategy may be hindered and our growth limited. We believe that our success is largely dependent on the continued employment of our senior management and the hiring of strategic key personnel at reasonable costs. We do not have "key-person" insurance on the lives of any of our key officers or management personnel to mitigate the impact to our company that the loss of any of them would cause. Specifically, the loss of any of our executive officers would disrupt our operations and divert the time and attention of our remaining officers. If any of our current senior managers were unable or unwilling to continue in his or her present position, or if we were unable to attract a sufficient number of qualified employees at reasonable rates, our business, results of operations and financial condition will be materially adversely affected.

OUR ANTICIPATED GROWTH COULD STRAIN OUR RESOURCES.

         We expect to grow at a rate that will place a significant strain on our managerial, operational and financial resources. To manage this growth, we will have to develop and install operational and financial systems, as well as hire, train and manage new employees. We may not be able to locate, hire and train the individuals needed to sustain the growth of our business at the levels we anticipate. We cannot assure you that we have made adequate allowances for the costs and risks associated with this growth, that our procedures or controls will be adequate to support our operations, or that our management will be able to successfully offer and expand our products. If we are unable to manage our growth effectively, our business could be materially adversely affected.

OUR REVENUE COULD DECLINE IF WE FAIL TO EFFECTIVELY MANAGE THE EXISTING
ADVERTISING INVENTORY MADE AVAILABLE TO US, AND OUR GROWTH COULD BE IMPEDED IF
WE FAIL TO ACQUIRE ACCESS TO NEW ADVERTISING INVENTORY.

         Our success depends in part on our ability to effectively market and manage the advertising inventory made available on the SWMX Marketplace. The broadcast companies that list their advertising inventory with us are not bound by long-term contracts. In addition, broadcast companies can change the amount of inventory they make available to us at any time. If a media outlet decides not to make advertising space from its stations available to us, we may not be able to replace this advertising space with advertising space from other broadcast companies that have comparable traffic patterns and user demographics quickly enough to fulfill our advertisers' requests. This would result in lost revenue. We expect that our customers' requirements will become more sophisticated as customers become more accustomed to our system as a means of purchasing advertising time. If we fail to manage our system effectively to meet our customers' changing requirements, our revenue could decline. Our growth also depends on our ability to expand our advertising inventory. To attract new advertisers, we must maintain a consistent supply of attractive advertising space. Our ability to attract new broadcast companies to our network and to retain broadcast companies currently in our network will depend on various factors, some of which are beyond our control. These factors include our ability to introduce new and innovative services, our ability to efficiently manage our existing advertising inventory, our pricing policies and the cost-efficiency to broadcast companies of outsourcing all or part of their advertising sales. In addition, the number of competing intermediaries that purchase advertising inventory from broadcast companies continues to increase. The size of our inventory may not increase or even remain constant in the future.

OUR TECHNOLOGY SOLUTIONS MAY NOT BE SUCCESSFUL AND MAY CAUSE BUSINESS
DISRUPTION.

         The SWMX Marketplace is intended to serve as our sole platform for the purchase, sale, management and distribution of advertising media inventory. We have developed a variety of products to work on or with this platform. Some of these products are not yet available or are only available in beta version. We must, among other things, ensure that the technology will function efficiently at high volumes, interact properly with our database, offer the functionality demanded by our customers and integrate our sales and reporting functions. We must further complete development of our beta products. This development effort could fail technologically or could take more time than expected. Customers may become dissatisfied by any system failure that interrupts our ability to provide services to them, including failures affecting our ability to deliver advertisements without significant delay to the viewer or listener. Sustained or repeated system failures would reduce the attractiveness of our solutions to advertisers, advertising agencies and broadcast companies and result in contract terminations, fee rebates and other accommodations that would likely reduce our revenue. Slower response time or system failures may also result from straining the capacity of our systems due to an increase in the volume of advertising delivered through our servers. If we fail to effectively address any capacity constraints or system failures, our business, results of operations and financial condition could be materially and adversely affected.

WE MIGHT EXPERIENCE SIGNIFICANT DEFECTS IN OUR PRODUCTS.

         Software products frequently contain errors or failures, especially when first introduced or when new versions are released. We might experience significant errors or failures in our products, or they might not work with other hardware or software as expected, which could delay the enhancement of our products, or which could adversely affect market acceptance of our products. Any significant product errors or design flaws would slow the adoption of our products and cause damage to our reputation, which would seriously harm our business. If customers were dissatisfied with product functionality or performance, we could lose revenue or be subject to liability for service or warranty costs and claims, and our business, operating results and financial condition could be adversely affected.

OUR NETWORK IS SUBJECT TO SECURITY RISKS THAT COULD HARM OUR BUSINESS AND
REPUTATION AND EXPOSE US TO LITIGATION OR LIABILITY.

         Online commerce and communications depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks. Any compromise of our ability to transmit and store such information and data securely, and any costs associated with preventing or eliminating such problems, could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation and expose us to litigation or liability. We also may be required to expend significant capital or other resources to protect against the threat of security breaches or hacker attacks or to alleviate problems caused by such breaches or attacks. Any successful attack or breach of our security could hurt consumer demand for our products and services, expose us to consumer class action lawsuits and harm our business.

OUR REVENUES ARE SUBJECT TO FLUCTUATIONS DUE TO GENERAL ECONOMIC CONDITIONS.

         Expenditures by advertisers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of advertisers or the economy in general, which could alter current or prospective advertisers'
spending priorities or budget cycles or extend our sales cycle. Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results.

WE MAY BE UNABLE TO PROMOTE AND MAINTAIN OUR BRANDS.

         We believe that establishing and maintaining the brand identities of our products and services is a critical aspect of attracting and expanding a large client base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality service. If businesses do not perceive our existing services to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by businesses, we will risk diluting our brand identities and decreasing our attractiveness to existing and potential customers.

         In order to attract and retain customers and to promote and maintain brands in response to competitive pressures, we may also have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to improve our services or to promote and maintain our brands, our business, prospects, financial condition and results of operations could be materially adversely affected. Moreover, any brand identities we establish may be diluted as a result of any inability to protect our trademarks and service marks or domain names, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WHICH WOULD
HAVE A NEGATIVE IMPACT ON OUR OPERATIONS.

         Our ability to compete partly depends on the superiority, uniqueness and value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite these efforts, any of the following may reduce the value of our intellectual property:

         o    Our applications for patents, trademarks and copyrights relating to our business may not be granted and, if granted, may be challenged or invalidated;

         o    Issued patents, trademarks and copyrights may not provide us with any competitive advantages;

         o    Our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology;

         o    Our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop; or

         o    Another party may obtain a blocking patent and we would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our
              products.

         In addition, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. Our inability to adequately protect our proprietary rights would have a negative impact on our operations.

WE MAY BE FORCED TO LITIGATE TO DEFEND OUR INTELLECTUAL PROPERTY RIGHTS, OR TO
DEFEND AGAINST CLAIMS BY THIRD PARTIES AGAINST US RELATING TO INTELLECTUAL
PROPERTY RIGHTS.

         Disputes regarding the ownership of technologies and rights associated with media, digital distribution and online businesses are common and likely to arise in the future. We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence and/or outcome of any such litigation could harm our business.

WE MAY BE SUBJECT TO CLAIMS THAT WE HAVE INFRINGED THE PROPRIETARY RIGHTS OF
OTHERS OR EXCEEDED THE SCOPE OF LICENSES THAT WE HAVE PREVIOUSLY OBTAINED, WHICH
COULD REQUIRE US TO OBTAIN A LICENSE OR PAY ADDITIONAL FEES OR CHANGE OUR
DESIGNS OR TECHNOLOGY.

         We can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. If any claims or actions are asserted against us, we may seek to obtain a license to the intellectual property rights that are in dispute. Such a license may not be available on reasonable terms, or at all, which could force us to change our software designs or other technology.

IF WE EXPAND INTO INTERNATIONAL MARKETS, OUR INEXPERIENCE OUTSIDE THE UNITED
STATES WOULD INCREASE THE RISK THAT OUR INTERNATIONAL EXPANSION EFFORTS WILL NOT
BE SUCCESSFUL, WHICH WOULD IN TURN LIMIT OUR PROSPECTS FOR GROWTH.

         We may explore expanding our business to other countries. Expansion into international markets requires significant management attention and financial resources. In addition, we may face the following risks associated with any expansion outside the United States:

         o    challenges caused by distance, language and cultural differences;

         o    legal, legislative and regulatory restrictions;

         o    currency exchange rate fluctuations;

         o    economic instability;

         o    longer payment cycles in some countries;

         o    credit risk and higher levels of payment fraud;

         o    potentially adverse tax consequences; and

         o    higher costs associated with doing business internationally.

         These risks could harm our international expansion efforts, which would in turn harm our business prospects.

OUR BUSINESS AND OPERATING RESULTS WILL SUFFER IF OUR SYSTEMS OR NETWORKS FAIL,
BECOME UNAVAILABLE OR PERFORM POORLY SO THAT CURRENT OR POTENTIAL USERS DO NOT
HAVE ADEQUATE ACCESS TO OUR PRODUCTS, SERVICES AND WEBSITES.

         Our ability to provide our products and services to our customers and operate our business depends, in part, on the continued operation of our information systems and networks. A significant or repeated reduction in the performance, reliability or availability of our information systems and network infrastructure could harm our ability to conduct our business, and harm our reputation and ability to attract and retain users, customers, advertisers and content providers.

         Problems with our systems and networks could result from our failure to adequately maintain and enhance these systems and networks, natural disasters and similar events, power failures, intentional actions to disrupt our systems and networks and many other causes.

         We do not currently have fully redundant systems or a formal disaster recovery plan, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage.

WE MAY BE SUBJECT TO MARKET RISK AND LEGAL LIABILITY IN CONNECTION WITH THE DATA
COLLECTION CAPABILITIES OF OUR PRODUCTS AND SERVICES.

         Many of our products are interactive Internet applications that by their very nature require communication between a client and server to operate.
To provide better consumer experiences and to operate effectively, our products send information to our servers. Many of the services we provide also require that a user provide certain information to us. We post an extensive privacy policy concerning the collection, use and disclosure of user data involved in interactions between our client and server products. Any failure by us to comply with our posted privacy policy and existing or new legislation regarding privacy issues could impact the market for our products and services, subject us to litigation and harm our business.

MANAGEMENT CHANGES AT THE RADIO AND TELEVISION STATIONS WITH WHOM WE DO BUSINESS
COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS.

         Many of the arrangements with radio and television stations with whom we do business are based on personal relationships with the stations' current management. A change in the management of these stations may result in new management discontinuing the use of our services. The loss of stations could result in a reduction in our revenues, which would have an adverse effect our business.

WE MAY BE EXPOSED TO POTENTIAL LIABILITIES, INCLUDING LIABILITIES ARISING FROM
ALLEGATIONS THAT OUR CLIENTS' ADVERTISING CLAIMS ARE FALSE OR MISLEADING OR OUR
CLIENTS' PRODUCTS ARE DEFECTIVE.

         From time to time, we may be, or may be joined as, a defendant in litigation brought against our clients by third parties, including our clients'
competitors, governmental or regulatory bodies or consumers for advertisements that are broadcast on stations through our order process. These litigations could include claims alleging that:

         o    advertising claims made with respect to our clients' products or services are false, deceptive or misleading;

         o    our clients' products are defective or injurious; or

         o    marketing and communications materials created for our clients infringe on the proprietary rights of third parties.

         If, in those circumstances, we are not insured under the terms of our insurance policies or are not indemnified under the terms of our agreements with clients or this indemnification is unavailable for these claims, then the damages, costs, expenses or attorneys' fees arising from any of these claims could have an adverse effect on our prospects, business, results of operations and financial condition. Although we maintain insurance, this insurance may not be available, or if available may not be sufficient to cover any claim, if a significant adverse claim is made.

ADVERTISERS MAY DISCONTINUE USING OUR SERVICES IF THEIR CAMPAIGNS ARE
UNSUCCESSFUL, WHICH COULD RESULT IN A LOSS IN REVENUES THAT WOULD ADVERSELY
AFFECT OUR BUSINESS.

         Success in advertising involves many factors including, among others, ratings, creative, frequency of ad time, station selection and location.
Although we will endeavor to ensure the success of our advertisers' campaign, there is no assurance that the campaign will be successful. If our advertisers'
campaigns are unsuccessful, we may lose their business as well as fail to attract new advertisers. This could result in a loss in revenues that would adversely affect our business.

WE HAVE A CONCENTRATION OF SALES FROM A LIMITED AMOUNT OF ADVERTISERS, THE LOSS
OF WHICH COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS.

         Our five largest advertisers represented 82% of our total net revenue for the period from our inception (August 23, 2005) through December 31, 2005.
Similarly, for the three months ended March 31, 2006, our five largest advertisers contributed 84% of our total net revenues. Under present conditions, the loss of any one of these advertisers could have a material adverse effect on our operations and financial condition.

WE MAY BE ADVERSELY AFFECTED IF DATA FROM THIRD PARTY PROVIDERS IS NO LONGER
AVAILABLE TO US.

         We are dependent on data from third party providers such as Nielsen
Media Research, Arbitron, Inc. and FYI Television, Inc. Although we currently have contracts with these vendors to provide us this data, we cannot guarantee that these contracts will be renewed or, if renewed, that such terms are acceptable to us. If we are unable to obtain such data, our business will be adversely affected.

RISKS RELATING TO OUR INDUSTRY

INTERPRETATION OF EXISTING LAWS OR REGULATIONS THAT DID NOT ORIGINALLY
CONTEMPLATE THE INTERNET COULD HARM OUR BUSINESS AND OPERATING RESULTS.

         The application of existing laws governing issues such as property ownership, copyright and other intellectual property issues to the Internet is not clear. Many of these laws were adopted before the advent of the Internet and do not address the unique issues associated with the Internet and related technologies. In many cases, the relationship of these laws to the Internet has not yet been interpreted. New interpretations of existing laws may increase our costs, require us to change business practices or otherwise harm our business.

CHANGES IN THE EXISTING LAWS OR REGULATIONS IN RESPONSE TO THE CHANGES IN OUR
INDUSTRY COULD HARM OUR BUSINESS AND OPERATING RESULTS.

         Broadcasters and, to a lesser extent, advertisers are subject to various laws and regulations that may be changed in response to changes in industry practices, such as the development of our marketplace. Such changes may increase our costs, require us to change business practices or otherwise harm our business.

         In particular, the operation of radio and television broadcast stations is subject to regulation by the Federal Communications Commission, or the FCC.
Congress and the FCC are currently considering new laws, regulations and policies regarding a wide variety of matters, including requiring stations to provide free political time. The amount of time available for advertising may be reduced if such a regulation were to be implemented. A reduction in the amount of available advertising time could cause a reduction in our revenues, which would adversely affect our business.

RISKS RELATING TO OUR COMMON STOCK

OUR STOCK PRICE MAY BE VOLATILE.

         The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

         o    technological innovations or new products and services by us or our competitors;

         o    intellectual property disputes;

         o    additions or departures of key personnel;

         o    sales of our common stock;

         o    our ability to execute our business plan;

         o    operating results that fall below expectations;

         o    loss of any strategic relationship;

         o    industry developments;

         o    economic and other external factors; and

         o    period-to-period fluctuations in our financial results.

         In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

WE HAVE NEVER PAID DIVIDENDS AND DO NOT EXPECT TO PAY DIVIDENDS IN THE
FORESEEABLE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR
COMMON STOCK.

         We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as our board of directors may consider relevant. If we do not pay dividends, a return on an investment in our common stock will only occur if our stock price appreciates.

AS WE HAVE BECOME PUBLIC BY MEANS OF A REVERSE MERGER, WE MAY NOT BE ABLE TO
ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS.

         There may be risks associated with our becoming a public company through a "reverse merger." Securities analysts of major brokerage firms may not provide coverage of us. We cannot assure you that brokerage firms will, in the future, assign analysts to cover us or want to conduct any secondary offerings on our behalf.

OUR COMMON STOCK MAY BE DEEMED A "PENNY STOCK", WHICH WOULD MAKE IT MORE
DIFFICULT FOR OUR INVESTORS TO SELL THEIR SHARES.

         Our common stock may be subject to the "penny stock" rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended, or the
Exchange Act. The penny stock rules apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5.0 million ($2.0 million if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors

                                       10

with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. Remaining subject to the penny stock rules for any significant period could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

         Furthermore, for companies whose securities are traded on the OTCBB, it is more difficult to obtain accurate quotations, obtain coverage for significant news events because major wire services generally do not publish press releases about such companies and obtain needed capital.

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE PRICE
OF OUR COMMON STOCK TO DECLINE.

         We have registered for resale all 204,025,000 shares of common stock that are not currently freely tradeable. If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

ADDITIONAL STOCK OFFERINGS MAY DILUTE CURRENT STOCKHOLDERS.

         Given our expansion plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional capital stock may dilute the ownership of our current stockholders.

OUR DIRECTORS, EXECUTIVE OFFICERS AND ENTITIES AFFILIATED WITH THEM BENEFICIALLY
OWN A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK, WHICH GIVES THEM
SIGNIFICANT CONTROL OVER CERTAIN MAJOR DECISIONS ON WHICH OUR STOCKHOLDERS MAY
VOTE AND MAY DISCOURAGE AN ACQUISITION OF US.

         Our executive officers, directors and affiliated persons beneficially own, in the aggregate, approximately 52.5% of our outstanding common stock. This does not reflect the increased percentages that the officers and directors would own if they exercise any stock options that may be granted to them under employee incentive plans or if they otherwise acquire additional shares of our common stock. The interests of our current officers and directors may differ from the interests of other stockholders. As a result, these current officers, directors and affiliated persons will have significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

         o    elect or defeat the election of our directors;

         o    amend or prevent amendment of our certificate of incorporation or bylaws;

         o    effect or prevent a merger, sale of assets or other corporate transaction; and

         o    control the outcome of any other matter submitted to the
              stockholders for vote.

         Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

                                       11

PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY PREVENT OR DELAY
A CHANGE OF CONTROL OF US AND COULD ALSO LIMIT THE MARKET PRICE OF OUR COMMON
STOCK.

         Provisions of our certificate of incorporation, as amended, and bylaws, as well as provisions of Delaware corporate law, may discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such a change in control would be beneficial to our stockholders. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

         o    prohibiting the stockholders from fixing the number of our directors;

         o    authorizing our board of directors to designate the terms of and issue new series of preferred stock without additional stockholder approvals;

         o    limiting the individuals who may call a special meeting to our non-executive chairman, chief executive officer, president, the majority of our board of directors or the majority of our
              stockholders; and

         o    requiring advance notice for stockholder proposals and
              nominations.

         We are subject to the provisions of Section 203 of the Delaware General
Corporation Law, which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our board of directors has not approved. These provisions and other similar provisions make it more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions may apply even if some stockholders may consider the transaction beneficial to them.

         These provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then current market price for our common stock.

FAILURE TO CAUSE A REGISTRATION STATEMENT TO BECOME EFFECTIVE IN A TIMELY MANNER
COULD MATERIALLY ADVERSELY AFFECT US.

         We have agreed, at our expense, to prepare a registration statement covering the shares of common stock offered in our July 2006 private placement and to use our best efforts to have that registration statement declared effective by the Securities and Exchange Commission, or the Commission, within
120 days of the first closing of the private placement. There are many reasons, including those over which we have no control, which could delay the effectiveness of the registration statement, including delays resulting from the
Commission review process and comments raised by the Commission during that process. Failure to respond to comments from the Commission in a timely manner could materially adversely affect us and result in fees in the form of cash or stock to be paid to investors in our July 2006 private placement.

BEING A PUBLIC COMPANY WILL INCREASE OUR ADMINISTRATIVE COSTS AND MAY ADD OTHER
BURDENS.

         As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the
Sarbanes-Oxley Act of 2002, rules implemented by the Commission, and new listing requirements of the Nasdaq Global Market and securities exchanges have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.
These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly those serving on our audit committee.

                                       12

WE WILL BE EXPOSED TO RISKS RELATING TO EVALUATIONS OF OUR INTERNAL CONTROLS
OVER FINANCIAL REPORTING REQUIRED BY SECTION 404 OF THE SARBANES-OXLEY ACT OF
2002.

         As a public company, absent an available exemption, we will be required to comply with Section 404 of the Sarbanes-Oxley Act by no later than December
31, 2007. However, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity that remain unremediated. As a public company, we will be required to report, among other things, control deficiencies that constitute a "material weakness." A "material weakness" is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory agencies such as the
Commission. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements and the trading price of our common stock may decline. If we fail to remedy any material weakness, our financial statements may be inaccurate, our access to the capital markets may be restricted and the trading price of our common stock may decline.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward looking statements within the meaning of Section 27A of Securities Act of 1933, a amended, or the Securities Act,
Section 21E of the Exchange Act and the Private Securities Litigation Reform Act
of 1995, including statements regarding our expected financial position, business and financing plans. These forward-looking statements reflect our views with respect to future events and financial performance. When used or incorporated by reference in this prospectus, statements which are not historical in nature, including the words "may," "will," "should," "continue,"
"future," "potential," "believe," "expect," "anticipate," "project," "plan,"
"intend," "seek," "estimate" and similar expressions are intended to identify forward-looking statements.

         The forward-looking statements in this prospectus are based upon our management's beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to
us. These statements are not statements of historical fact. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or financial condition to be materially different from any future results expressed or implied by these statements. These factors include, among other things, the risks discussed in this prospectus under the caption "Risk Factors."

         In light of these and other uncertainties, the forward-looking statements included or incorporated by reference in this prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on any forward-looking statements, and we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares owned by the selling stockholders.

           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         Our common stock is quoted on the OTCBB under the symbol SWMX.OB. As of
August 8, 2006, there were approximately 430 holders of record of our common stock. The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the OTCBB. Prior to July 31,
2006, there was no active trading market for our common stock. The prices state inter-dealer quotations, which do not include retail mark-ups, mark-downs or commissions. These prices do not necessarily represent actual transactions.

Fiscal year ending December 31, 2006                         High           Low
                                                             ----           ---
Third Quarter (through August 8, 2006)                       11.50          2.00

                                       13

         We have not paid any dividends on our common stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. We currently expect to retain future earnings, if any, to finance the growth and development of our business. The holders of our common stock are entitled to dividends when and if declared by our board of directors from legally available funds.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion reflects management's analysis of the operating history of SoftWave Media Exchange, Inc. and its predecessor entity,
Soft Wave Media, LLC. As such, the discussion only represents management's current assessment of the operations of the business. Since these operations began only recently, management is unable to evaluate its performance against comparable periods from prior periods. There can be no implication that the results discussed herein will necessarily continue into the future, or that any of the conclusions expressed below will necessarily be indicative of actual operating results in the future. This discussion should be read in conjunction with the audited financial statements of Soft Wave Media, LLC for the period from inception (August 23, 2005) through December 31, 2005 as well as SoftWave's unaudited financial statements for the three months ended March 31, 2006. This discussion contains forward-looking statements, within the meaning of Section
27A of the Securities Act of 1933, as amended, or the Securities Act, and
Section 21E of the Exchange Act and the Private Securities Litigation Reform Act
of 1995, including statements regarding our expected financial position, business and financing plans. These statements involve risks and uncertainties.
Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the headings "Special Note Regarding Forward Looking Statements" and "Risk
Factors."

OVERVIEW

         SoftWave operates as an intermediary in implementing the sale of media time. Its long-term goal is to establish and operate a broad-based electronic media marketplace and its strategy is to develop the clientele and systems to support that marketplace on a phased basis. We are in our early stage of implementing this strategy. In August 2005, SoftWave was organized as a limited liability company after it acquired the right to operate a platform for the sale of radio advertising that had been developed and tested by several affiliated companies during the previous several years. After adding additional personnel and securing additional investors, the business entity was merged into a corporation in January 2006.

         Since inception, we have considered that the ability to achieve rapid growth in the number of entities that participate in our marketplace and to quickly expand the marketplace to include additional segments of the media market will be essential to our long run competitiveness and success. This policy has dictated that the support systems that have been designed for the marketplace be sufficiently robust to accommodate large, rapid increases in volume and be inherently scalable so that the marketplace can be expanded to incorporate additional market segments without the need for fundamental redesign of our underlying systems. Consequently, the level of expenses has been high relative to revenues and significant losses have been incurred through March 31,
2006.

         The policy of pursuing rapid growth is based on the assessment that one of the primary risks we face is the relatively low cost of simulating our business model through the creation and marketing of web sites that appear to offer a product similar to the SWMX Marketplace, but without the underlying support systems and productivity features that we provide. To the extent that such low cost competitors fail to fully deliver on the promise of an electronic media exchange, the resulting confusion and disappointment could inhibit the acceptance of the SWMX Marketplace. In addition, our management believes that, to the extent that we are successful in our efforts to achieve dramatic, industry-wide efficiencies in as large a market as global advertising media sales, we will attract large, well-funded competitors that may be successful in capturing a significant share of the market. Although we consider such competition to be to some extent inevitable and perhaps even beneficial, we believe that a key component of success for any such marketplace will be the ability to achieve a large volume of participants in its system early in the trend.

         A related risk is the risk that we will not be able to raise sufficient capital to sustain the level of growth that management considers optimal, particularly because our current business model is to promote confidence in our marketplace by acting as a principal in guaranteeing payment for advertising placements. To the extent that payables to broadcasters are incurred and

                                       14

satisfied faster than receivables from advertisers, our position as a principal in supporting our marketplace results in increased credit risk and a heightened need for cash.

         Other major risks that management has been addressing since inception are risks associated with developing the human, physical, technological and management resources necessary to sustain such a high level of growth in our system, the risk of unanticipated equipment or other systems failures, the risk of unforeseen legal or regulatory problems and the need to develop robust control systems for a rapidly growing enterprise.

         Financial highlights since inception in 2005 include our raising $2.0 million, before transaction expenses, through the sale of common stock in
January 2006. In connection with the closing of such equity placement, we restructured a note in the amount of $1.242 million that had been issued to affiliated entities in conjunction with the formation of SoftWave. In connection with entering into the new note and canceling the original Alowex promissory note, we wrote off the remaining debt discount on the original promissory note and the accrued interest payable thereon, resulting in an interest expense charge of approximately $195,000 in 2006. The new note is in the amount of $1.4 million, bears interest at the rate of 7% per annum and amortizes through monthly payments of principal and interest from February 2007 to January 2011.
In addition, in connection with the closing in January 2006, we entered into letter agreements with Alowex and Remnant Media, LLC (members of Soft Wave
Media, LLC) pursuant to which we agreed to pay each of Alowex and Remnant Media,
LLC, $1.3 million in consideration for services provided to SoftWave. The amounts due under the letter agreements were exchanged for shares of common stock in the July 2006 private placement. As of December 31, 2005, we recorded a liability and expense of $2.6 million in connection with these agreements.

CRITICAL ACCOUNTING POLICIES

         The accounting policies that are particularly important to our financial position and results of operations are described below:

CAPITALIZED SOFTWARE

         In accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"),
certain direct development costs associated with internal-use software are capitalized. These costs include external direct costs of service and payroll costs for employees devoting time to software projects principally related to software coding, designing system interfaces and installation and testing of the software. These costs are recorded as fixed assets and are amortized over a period not to exceed three years beginning when the asset is substantially ready for use. Certain other costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. Through March
31, 2006, SWMX has only capitalized the cost of the software purchased from
Alowex, a related party, based on the criteria of SOP 98-1.

REVENUE RECOGNITION AND PRESENTATION

         We recognize revenue when all of the following criteria have been met:
persuasive evidence of an arrangement exists; services have been rendered; the price to the customer is fixed and determinable and collectibility from the customer is reasonably assured. Generally, these criteria are met when the customer's advertisement is aired, and it is at this point that we recognize revenue. In compliance with Emerging Issues Task Force ("EITF") Issue No. 99-19,
Reporting Revenue Gross as a Principal versus Net as an Agent, we assess whether we or the third party broadcaster is the primary obligor. In addition, we give appropriate consideration to other key indicators such as latitude in establishing price, discretion in broadcaster selection and who has credit risk.
As we operate broadly as a network exchange and the advertising industry practice is to generally record revenue on a net versus gross basis, we believe that there must be strong evidence in place to overcome the presumption of net revenue accounting. Accordingly, we have historically recorded revenue net of pass-through charges, based on our assessment of the key indicators. Should we enter into transactions where the key indicators suggest it is acting as a principal, then we will record the gross amount billed as revenue.

                                       15

OPERATIONS

         After experiencing net revenues of $190,453 and a net loss of
($3,209,586) during the period of slightly over four months since inception in
2005, net revenues were $208,755 with a loss of ($944,216) for the three months ended March 31, 2006. The growth in net revenue is principally related to the increase in activity in the SWMX Marketplace. The increase in expenses is related to the establishment of our infrastructure.

         We use the following key metrics in evaluating our progress toward achieving the goals of our business plan.

         o    Broadcasters registered on the exchange - the number of radio stations registered on the exchange

         o    Exchange dollar volume - the dollar value of the advertising time purchased

         o    Number of transactions (spots) - the number of airtime spots purchased

         At inception in August 2005, there were 170 broadcasters registered to participate in the SWMX Marketplace. An additional 151 broadcasters were registered as of December 31, 2005. As of March 31, 2006, 562 broadcasters were registered.

         Net revenues generated by the SWMX Marketplace are largely determined by the total number of ad spots sold and the value of these spots, which are subject to change due to seasonal and other factors, such as the impact of political campaigns. Until May 2006, the broadcast inventory on the SWMX
Marketplace was limited to radio spots purchased seven days in advance of sale.
The availability of this inventory is inversely proportional to the availability of spots scheduled in advance (flighting) and the cost of this inventory is also significantly lower than the cost of scheduled inventory. If we are successful in generating a significant volume of flighted sales in the radio and cable TV markets as a result of our current initiatives, our net revenues are expected to increase overall and follow seasonal and other trends that more closely reflect the overall performance of these segments of the media market.

         Since September 2005, monthly exchange dollar volume has risen from
$163,000 to $600,000 in June 2006. The average number of transactions per month increased from 6,450 to 24,000 during the same period. Management expects that the recent introduction of scheduled advertising time to our radio inventory and the expansion of the SWMX Marketplace into local spot cable TV will significantly increase exchange dollar volume and the number of transactions per month for the remainder of 2006.

LIQUIDITY AND CAPITAL RESOURCES

         We have historically met our cash requirements and financed our growth principally through a private placement in January 2006 in which $2.0 million was raised, of which $200,000 was advanced in December 2005. Cash flows are summarized in the table below.

                                                Period from Inception            Three
                                                 (August 23, 2005) to         months ended
                                                   December 31, 2005         March 31, 2006
                                                   -----------------         --------------
Net cash used in operating activities                 $(120,180)              $(1,140,969)
Net cash used in investing activities                         -                  (147,815)
Net cash provided by financing activities               200,000                 1,988,889

         As of December 31, 2005 and March 31, 2006, the deficit that accumulated since inception was ($3,209,586) and ($4,153,802), respectively. As a result of the operating losses from inception and the growth of activity in the SWMX Marketplace, which resulted in an increase in accounts receivable,
$120,180 and $1,140,969 has been used in operating activities for the period ended December 31, 2005 and the three months ended March 31, 2006, respectively.
In the three months ended March 31, 2006, $147,815 was used in investing activities to acquire computer and other office equipment as well as software.

                                            16

         SoftWave had a revolving credit facility, provided by a related party, which provided for a $1.5 million revolving loan, with an interest rate of 8%
per annum. The revolving credit facility expired upon the receipt of proceeds by us in the private placement.

         We believe we will continue to incur significant operating expenses, including significant expenditures on computer hardware, in order to execute our current business plan. While we believe that we have access to sources of working capital that are sufficient to fund our operations for the year ending
December 31, 2006, there can be no assurance that such amounts will be sufficient to meet our business objectives.

RECENT EVENTS

         On July 26, 2006, we completed the private placement pursuant to which we sold 4.0 million shares of common stock for gross proceeds of $12.0 million, including through the conversion of $2.6 million owed to Alowex and Remnant
Media, LLC. In addition, we used $1.4 million to repay a loan due to Alowex.
Finally, we used $1.5 million to repay SoftWave's revolving credit facility.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of each of the selling stockholders, the number of shares beneficially owned by each of the selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of common stock owned by each of the selling stockholders after the offering is completed.

                                                                                                                 Number of
                                                                                                           Shares/Percentage of
                                                           Number of Shares                                 Class to Be Owned
                                                          Owned Prior to the         Number of Shares       After Completion of
Name                                                          Offering                to be Offered             the Offering
----                                                           --------               -------------             ------------
84 Limited LLC (1)                                           5,760,000                   5,760,000                  0/0%
Parry Aftab (2)                                                154,000                     154,000                  0/0%
Jill W. Albert                                                  10,666                      10,666                  0/0%
Christos Aloizos                                               240,000                     240,000                  0/0%
Doreen Aloizos                                               5,000,000                   5,000,000                  0/0%
Kiki Aloizos                                                   240,000                     240,000                  0/0%
Maria Aloizos                                                  240,000                     240,000                  0/0%
Stavros Aloizos (3)                                         25,000,000                  25,000,000                  0/0%
Aloizos AAU Fund LLC (4)                                        15,000                      15,000                  0/0%
Aloizos Family LLC (5)                                       5,000,000                   5,000,000                  0/0%
Aloizos Family Trust (6)                                     3,000,000                   3,000,000                  0/0%
Alowex, LLC (7)                                                433,334                     433,334                  0/0%
Patrick C. Angus                                                25,000                      25,000                  0/0%
Donald Appel                                                    20,000                      20,000                  0/0%
Tremaine Atkinson                                               66,667                      66,667                  0/0%
Betty Lind Barbatsuly                                           13,500                      13,500                  0/0%
Maria Aloizos as custodian for Anastasia
Barnes                                                          75,000                      75,000                  0/0%
Christopher Barnes                                              75,000                      75,000                  0/0%
Maria Aloizos as custodian for Daniel Barnes                    75,000                      75,000                  0/0%
Edward Barnes                                                  120,000                     120,000                  0/0%
Maria Aloizos as custodian for Katie Barnes                     75,000                      75,000                  0/0%
Maria Aloizos as custodian for Kiki Barnes                      75,000                      75,000                  0/0%
Mark Barrett                                                    25,000                      25,000                  0/0%

                                                               17

                                                                                                                 Number of
                                                                                                           Shares/Percentage of
                                                           Number of Shares                                 Class to Be Owned
                                                          Owned Prior to the         Number of Shares       After Completion of
Name                                                          Offering                to be Offered             the Offering
----                                                           --------               -------------             ------------
IRA FBO David Barrett VFTC as Custodian .                       25,000                      25,000                  0/0%
Anthony Batelli                                                 24,000                      24,000                  0/0%
Alvin G. Becker                                                  3,334                       3,334                  0/0%
Bradley Samuel Beile                                             8,333                       8,333                  0/0%
Michael A. Bellantoni                                           10,000                      10,000                  0/0%
Roy & Joanne Benjamin Tenants in Common .                   50,000                      50,000                  0/0%
Howard Berg                                                     10,000                      10,000                  0/0%
Berman Living Trust dated 2/17/00 (8)                          300,000                     300,000                  0/0%
Debbie Berman                                                  500,000                     500,000                  0/0%
Richard Berman                                                  51,000                      51,000                  0/0%
Robert Berman (9)                                            9,400,000                   9,400,000                  0/0%
Eugene Berthiaume                                              120,000                     120,000                  0/0%
Trust for Eugene Berthiaume, Jr. (10)                          240,000                     240,000                  0/0%
Natalie Berthiaume                                             120,000                     120,000                  0/0%
Trust for Todd Berthiaume (11)                                 240,000                     240,000                  0/0%
David B. Blackmore                                              25,000                      25,000                  0/0%
Ross Bleckner                                                   50,000                      50,000                  0/0%
Travis & Monica Bohnert                                      7,500                       7,500                  0/0%
James Patrick Brady                                            133,333                     133,333                  0/0%
John P. Bucciarelli and Anna Bucciarelli
JTWROS                                                          10,000                      10,000                  0/0%
Ben A. Buettell Living Trust Dated 7/25/01
(12)                                                            16,667                      16,667                  0/0%
Emily Bullock                                                   20,000                      20,000                  0/0%
Eric Bullock                                                    20,000                      20,000                  0/0%
Jack Burke and Jean Burke                                       12,500                      12,500                  0/0%
Greg M. Busch                                                   25,000                      25,000                  0/0%
Christopher Butler                                              41,667                      41,667                  0/0%
Frank Capaci                                                     4,000                       4,000                  0/0%
Jamie Caporuscio                                                24,000                      24,000                  0/0%
Caprio Family Health & Educational Trust
(13)                                                         1,200,000                   1,200,000                  0/0%
Michael Caprio (14)                                         15,586,824                  15,586,824                  0/0%
Taylor Caprio                                                  240,000                     240,000                  0/0%
Christopher Cardozo                                             66,666                      66,666                  0/0%
Sonia Caycho                                                    20,000                      20,000                  0/0%
John F. Chuhinko                                                10,000                      10,000                  0/0%
Michael Cirilli                                                 13,000                      13,000                  0/0%
William R. Cox & Marie L. Cox JTWROS                        50,000                      50,000                  0/0%
Crane & Vacco, LLC (15)                                     12,500                      12,500                  0/0%
Norton A. Davidson                                              30,000                      30,000                  0/0%
Marquette de Bary                                               12,500                      12,500                  0/0%
Paul deBary IRA (16)                                           800,000                     800,000                  0/0%
Dario Di Lello                                                  96,000                      96,000                  0/0%
Eric David DeMicco                                              10,000                      10,000                  0/0%
Thomas Dietz                                                    20,000                      20,000                  0/0%
The DJ Treble Cove Trust (17)                                   16,666                      16,666                  0/0%
Anthony Domino, Jr                                              10,000                      10,000                  0/0%
Dream Trust                                                  9,500,000                   9,500,000                  0/0%

                                                               18

                                                                                                                 Number of
                                                                                                           Shares/Percentage of
                                                           Number of Shares                                 Class to Be Owned
                                                          Owned Prior to the         Number of Shares       After Completion of
Name                                                          Offering                to be Offered             the Offering
----                                                           --------               -------------             ------------
Debra Durben and Richard Durben JTWROS                          10,000                      10,000                  0/0%
Clifford Ehrlich                                                12,500                      12,500                  0/0%
Jonathan Farrow                                                320,000                     320,000                  0/0%
Anthony J. Fasolino                                             20,000                      20,000                  0/0%
Anthony S. Fasolino                                              1,000                       1,000                  0/0%
Nicole A. Fasolino                                               1,000                       1,000                  0/0%
Serena Fernandez (18)                                           10,000                      10,000                  0/0%
William R. Figenshu (19)                                         3,334                       3,334                  0/0%
Rayburn J. Fisher, Jr                                          125,000                     125,000                  0/0%
David S. Fleisher                                                5,000                       5,000                  0/0%
Carol Florez                                                   240,000                     240,000                  0/0%
James & Carolanne Florez                                    10,000                      10,000                  0/0%
Bruce J. Fogel                                                  66,667                      66,667                  0/0%
Fox Hollow Lane, LLC (20)                                      500,000                     500,000                  0/0%
Robert H. Friedman (21)                                        600,000                     600,000                  0/0%
Richard E. Fritz                                                50,000                      50,000                  0/0%
Robert S. Gallay                                                 8,333                       8,333                  0/0%
Bonnie Geller IRA                                               20,973                      20,973                  0/0%
Trust for Jeannine Germaine (22)                               240,000                     240,000                  0/0%
Amy Gershman                                                   240,000                     240,000                  0/0%
Jonathan Gershman                                              240,000                     240,000                  0/0%
Laurence Gershman IRA                                           26,000                      26,000                  0/0%
Laurence and Bonnie Gershman JTWROS (23)                     7,417,858                   7,417,858                  0/0%
Richard Gershman                                                80,000                      80,000                  0/0%
Judy Giuffrida                                                 240,000                     240,000                  0/0%
Robert Giuffrida                                               240,000                     240,000                  0/0%
Salvatore Giuffrida                                            246,000                     246,000                  0/0%
Salvatore Giuffrida as Custodian for
Salvatore J. Giuffrida                                           1,000                       1,000                  0/0%
David Goodstein                                                 20,000                      20,000                  0/0%
Elliot Goldstein                                                13,000                      13,000                  0/0%
Ronald Goodstein                                                20,000                      20,000                  0/0%
Glenn Goord                                                     20,000                      20,000                  0/0%
Barry Gosin                                                     33,334                      33,334                  0/0%
Marc Guild                                                      20,000                      20,000                  0/0%
Alden C. Gunther                                                15,000                      15,000                  0/0%
Aaron Gural                                                     16,667                      16,667                  0/0%
Jeffrey Gural                                                   33,334                      33,334                  0/0%
Ellen M. Hardy                                                   8,000                       8,000                  0/0%
Denton and Carolyn Harris JTWROS                                50,000                      50,000                  0/0%
Timothy R. Hartigan                                             16,667                      16,667                  0/0%
Edward Henderson                                                25,000                      25,000                  0/0%
James I. Hisiger                                                 8,334                       8,334                  0/0%
William W. Hopson                                               25,000                      25,000                  0/0%
Penni Horwich                                                   10,000                      10,000                  0/0%
Paul L. Hugo                                                    25,000                      25,000                  0/0%
David Kang (24)                                                 40,000                      40,000                  0/0%
Kaniewski Family Limited Partnership (25)                    1,435,000                   1,435,000                  0/0%
Scott Kaniewski                                                 16,667                      16,667                  0/0%

                                                               19

                                                                                                                 Number of
                                                                                                           Shares/Percentage of
                                                           Number of Shares                                 Class to Be Owned
                                                          Owned Prior to the         Number of Shares       After Completion of
Name                                                          Offering                to be Offered             the Offering
----                                                           --------               -------------             ------------
Stacey Kaniewski                                             2,000,000                   2,000,000                  0/0%
Steven Kapito                                                   20,000                      20,000                  0/0%
Brad Kaplan                                                     20,000                      20,000                  0/0%
Keay Family LLC (26)                                         1,920,000                   1,920,000                  0/0%
Hunter Kent Keay Trust (27)                                    480,000                     480,000                  0/0%
John I. Keay, Jr. (28)                                      17,866,825                  17,866,825                  0/0%
John I. Keay, Sr                                               240,000                     240,000                  0/0%
Morgan Gaines Keay Trust (29)                                  480,000                     480,000                  0/0%
Nancy Smith Keay                                               240,000                     240,000                  0/0%
Suzanne Keay                                                 1,920,000                   1,920,000                  0/0%
KFP Trust (30)                                               3,700,000                   3,700,000                  0/0%
Christian Kitchell                                             100,000                     100,000                  0/0%
Gail Kocher                                                     20,000                      20,000                  0/0%
Phyllis H. Kramer                                               16,667                      16,667                  0/0%
Gary Lee (31)                                                   25,000                      25,000                  0/0%
Trust for Alecia Leger (32)                                    467,000                     467,000                  0/0%
Daniel Leger Trust (33)                                        467,000                     467,000                  0/0%
Carlo Liccardi                                                 120,000                     120,000                  0/0%
Maureen Liccardi                                               120,000                     120,000                  0/0%
Jeff Louisot                                                    24,000                      24,000                  0/0%
James J. Ludewig                                               100,000                     100,000                  0/0%
Kevin Mannix (34)                                              905,524                     905,524                  0/0%
George Marone                                                   20,000                      20,000                  0/0%
Joseph P. Matturro                                              25,000                      25,000                  0/0%
Dawson K. McKeown & Mary A. McKeown JTWROS                  13,500                      13,500                  0/0%
Michael McRee and Mary Lynn McRee JTWROS                        10,000                      10,000                  0/0%
Susan Mediterraneo                                              10,000                      10,000                  0/0%
Don Middleberg (35)                                             25,000                      25,000                  0/0%
Jeffrey F. Miller                                               12,500                      12,500                  0/0%
Lawrence T. Mintz & Sandra Mintz JTWROS .                   10,000                      10,000                  0/0%
Momar Corporation (36)                                       1,000,000                   1,000,000                  0/0%
Edward J. Morehouse, Jr                                          1,000                       1,000                  0/0%
David E. Mortell                                                 8,334                       8,334                  0/0%
Mark Mosello                                                     8,000                       8,000                  0/0%
David M. Murdock & Eileen A. Murdock JTWROS                 10,000                      10,000                  0/0%
David A. Muslin                                                 83,333                      83,333                  0/0%
Douglas J. Myers                                                10,000                      10,000                  0/0%
Steven B. Nasatir and Carolyn H. Rosenberg                      25,000                      25,000                  0/0%
Brian J. Nastruz                                                11,334                      11,334                  0/0%
Brian J. Nastruz as custodian for Alex G
Nastruz                                                          8,000                       8,000                  0/0%
Brian J. Nastruz as custodian for Lucas E
Nastruz                                                          8,000                       8,000                  0/0%
Brian J. Nastruz as custodian for Nicholas
A. Nastruz                                                       8,000                       8,000                  0/0%

                                                               20

                                                                                                                 Number of
                                                                                                           Shares/Percentage of
                                                           Number of Shares                                 Class to Be Owned
                                                          Owned Prior to the         Number of Shares       After Completion of
Name                                                          Offering                to be Offered             the Offering
----                                                           --------               -------------             ------------
Neuberger Berman, LLC TTEE, Emanuel
Genauer, IRA Rollover 521-30380                                 16,666                      16,666                  0/0%
Marvin Newman                                                   20,000                      20,000                  0/0%
Paul B. Noonan and Clorinda E. Noonan
JTWROS (37)                                                     10,000                      10,000                  0/0%
Notchview Pediatrics Retirement Plan FBO
Ralph E. Caprio (38)                                            13,333                      13,333                  0/0%
Wayne Douglas Ohlandt                                           15,000                      15,000                  0/0%
Charles Omphalius (39)                                      12,330,824                  12,330,824                  0/0%
Omphalius Family Health & Educational Trust
(40)                                                         1,184,000                   1,184,000                  0/0%
Omphalius Family LLC (41)                                    4,776,000                   4,776,000                  0/0%
Trust for Jamey Omphalius (42)                                 478,000                     478,000                  0/0%
Kathleen Omphalius (43)                                        130,000                     130,000                  0/0%
Trust for Kimberly Omphalius (44)                            2,152,000                   2,152,000                  0/0%
William Omphalius                                              120,000                     120,000                  0/0%
Anthony J. Orrico Revocable Trust  UAD
2/17/95 (45)                                                    25,000                      25,000                  0/0%
Vincent M. Orrico                                               25,000                      25,000                  0/0%
Robert J. Palazzolo & Margaret A. Palazzolo
JTWROS                                                          17,000                      17,000                  0/0%
Paul Pashkow                                                    25,000                      25,000                  0/0%
Susan Pashkow                                                   25,000                      25,000                  0/0%
Timothy Phipps                                                  20,000                      20,000                  0/0%
Pinkert Investors LLC (46)                                      16,667                      16,667                  0/0%
Stephen M. Reiches                                               8,333                       8,333                  0/0%
Alan Richter                                                    10,000                      10,000                  0/0%
Robin R. Rose IRA                                               25,000                      25,000                  0/0%
Richard P. Roth                                                  4,000                       4,000                  0/0%
Stephen E. Roth                                                 13,333                      13,333                  0/0%
Robyn Saffian (47)                                              20,000                      20,000                  0/0%
Jason Saltsberg as custodian for Kimberly
Robyn Saltsberg                                                  2,500                       2,500                  0/0%
Jason Saltsberg as custodian for Wendy
Golda Saltsberg                                                  2,500                       2,500                  0/0%
Peter John Samponaro                                            25,000                      25,000                  0/0%
Andrea Sardelli                                                 50,000                      50,000                  0/0%
Carol Schappen                                                  34,000                      34,000                  0/0%
Stephen Schnurmacher                                            10,000                      10,000                  0/0%
Clark Schubach                                               1,000,000                   1,000,000                  0/0%
Douglas Schultz                                                300,000                     300,000                  0/0%
Lora K. Schultz                                                 33,333                      33,333                  0/0%
Eric Scuccimarra (48)                                        1,000,000                   1,000,000                  0/0%
Sarah Seligman                                                 144,000                     144,000                  0/0%
Brian Seltzer                                                   30,000                      30,000                  0/0%
Ronald J. Shay IRA                                               7,500                       7,500                  0/0%
Linda Soreff Siegel Revocable
Trust (49)                                                     200,000                     200,000                  0/0%
Michael Patrick Simons                                          25,000                      25,000                  0/0%
Donna L. Smith IRA                                              10,000                      10,000                  0/0%
SMTM Equity Partners LLC (50)                                   67,000                      67,000                  0/0%

                                                               21

                                                                                                                 Number of
                                                                                                           Shares/Percentage of
                                                           Number of Shares                                 Class to Be Owned
                                                          Owned Prior to the         Number of Shares       After Completion of
Name                                                          Offering                to be Offered             the Offering
----                                                           --------               -------------             ------------
Softwave Holdings Trust                                      7,000,000                   7,000,000                  0/0%
Deborah Sokobin                                                240,000                     240,000                  0/0%
Vincent Spera                                                   16,000                      16,000                  0/0%
Terrence R. Stanulwich                                         226,510                     226,510                  0/0%
Starlight Trust (51)                                           500,000                     500,000                  0/0%
Nathan Steingart                                                20,000                      20,000                  0/0%
Ira Steingart                                                   20,000                      20,000                  0/0%
Tim Sweeney                                                     22,000                      22,000                  0/0%
Edward A. Tedeschi                                              20,000                      20,000                  0/0%
William J. Thompson                                             75,000                      75,000                  0/0%
Luke Vaccaro                                                     5,000                       5,000                  0/0%
Kinch Morgan Varner, III                                       100,000                     100,000                  0/0%
Edward J. Vickers                                               25,000                      25,000                  0/0%
The Vintox Fund (52)                                            60,000                      60,000                  0/0%
Vista Development, LLC (53)                                    780,000                     780,000                  0/0%
Michael S. Warner                                               59,000                      59,000                  0/0%
Alan Weiner and Anahid Weiner, as Joint
Tenants                                                         25,000                      25,000                  0/0%
The Greg Richards, Larry Polatsch and Scott
Weingard Memorial Fund, Inc. (54)                              240,000                     240,000                  0/0%
Wex Holdings LLC (55)                                        7,000,000                   7,000,000                  0/0%
Christine Wexler                                             5,000,000                   5,000,000                  0/0%
Wexler Family Trust (56)                                     3,000,000                   3,000,000                  0/0%
Jonathan Wexler                                                240,000                     240,000                  0/0%
Joshua Wexler (57)                                          22,080,000                  22,080,000                  0/0%
Richard and Roberta Wexler JTWROS                              505,000                     505,000                  0/0%
Timothy J. Whealon                                              50,000                      50,000                  0/0%
Alexander Wild                                                  10,000                      10,000                  0/0%
Ben J. Wild                                                     66,666                      66,666                  0/0%
Charles D. Wild                                                  7,667                       7,667                  0/0%
Peter D. Wild                                                   10,000                      10,000                  0/0%
Shawn Wiles                                                     20,000                      20,000                  0/0%
Roth IRA FBO Clarence Williams                                   1,333                       1,333                  0/0%
Kimbra Willison                                                 20,000                      20,000                  0/0%
Alisha Wingerter (58)                                           10,000                      10,000                  0/0%
W. Anderson Wittekind                                           12,500                      12,500                  0/0%
Chris Wong                                                      25,000                      25,000                  0/0%
Robert Wong (59)                                             1,003,993                   1,003,993                  0/0%
The Zittlosen Vollbracht, LLC (60)                             800,000                     800,000                  0/0%
TOTAL:                                                    204,025,0000                204,025,0000

(1)      Michael Caprio, a member of 84 Limited LLC, has voting and dispositive power over the shares of common stock held by 84 Limited LLC.

(2)      Parry Aftab provided consulting services to us.

(3)      Stavros Aloizos is our chief technology officer and a director.

(4)      Stavros Aloizos, the sole member of Aloizos AAU Fund LLC, has voting and dispositive power over the shares of common stock held by Aloizos
         AAU Fund LLC.

                                                               22

(5)      Stavros Aloizos, the manager of Aloizos Family LLC, has voting and dispositive power over the shares of common stock held by Aloizos
         Family LLC.

(6)      Robert Barnes and Doreen Aloizos, the co-trustees of Aloizos Family
         Trust, share voting and dispositive power over the shares of common stock held by Aloizos Family Trust.

(7)      Stavros Aloizos and Joshua Wexler, the managers of Alowex, LLC, share voting and dispositive power over the shares of common stock held by
         Alowex, LLC

(8)      Pamela Berman, the trustee of the Berman Living Trust, has voting and dispositive power over the shares of common stock held by the Berman
         Living Trust.

(9)      Robert Berman, as the manager of Vista Development, LLC, provides advisory services to us.

(10)     W. Whitfield Wells, the trustee of the Trust for Eugene Berthiaume,
         Jr., has voting and dispositive power over the shares of common stock held by the Trust for Eugene Berthiaume, Jr.

(11)     W. Whitfield Wells, the trustee of the Trust for Todd Berthiaume, has voting and dispositive power over the shares of common stock held by the Trust for Todd Berthiaume.

(12)     Ben A. Buettell, the trustee of Ben A. Buettell Living Trust Dated
         7/25/01, has voting and dispositive power over the shares of common stock held by Ben A. Buettell Living Trust Dated 7/25/01.

(13)     Erik DeMicco, the trustee of the Caprio Health & Educational Trust, has voting and dispositive power over the shares of common stock held by the Caprio Health & Educational Trust.

(14)     Michael Caprio is our executive vice president and secretary.

(15)     Constance K. Crane and Dennis C. Vacco, joint members of Crane & Vacco,
         LLC, share voting and dispositive power over the shares of common stock held by Crane & Vacco, LLC.

(16)     Paul deBary provided consulting services to us.

(17)     Fernand Leger, the trustee of The D.J. Treble Cove Trust, has voting and dispositive power over the shares of common stock held by The D.J.
         Treble Cove Trust.

(18)     Serena Fernandez is our employee.

(19)     William A. Figenshu is our chief operating officer.

(20)     Charles Degliomini, the manager of Fox Hollow Lane, LLC, has voting and dispositive power over the shares of common stock held by Fox Hollow
         Lane, LLC.

(21)     Robert H. Friedman, a member of Olshan Grundman Frome Rosenzweig &
         Woloksy LLP, provides legal services to us.

(22)     W. Whitfield Wells, the trustee of the Trust for Jeannine Germaine, has voting and dispositive power over the shares of common stock held by the Trust for Jeannine Germaine.

(23)     Laurence Gershman was a member of Remnant Media, LLC, a predecessor of
         SoftWave.

(24)     David Kang is our employee.

(25)     Scott Kaniewski, the general partner of the Kaniewski Family Limited
         Partnership, has voting and dispositive power over the shares of common stock held by the Kaniewski Family Limited Partnership.

(26)     John I. Keay, Jr., a member of the Keay Family LLC, has voting and dispositive power over the shares of common stock held by the Keay
         Family LLC.

                                       23

(27)     Anthony Fasolino, the trustee of the Hunter Kent Keay Trust, has voting and dispositive power over the shares of common stock held by the
         Hunter Kent Keay Trust.

(28)     John I. Keay, Jr. is our employee.

(29)     Anthony Fasolino, the trustee of the Morgan Gaines Keay Trust, has voting and dispositive power over the shares of common stock held by the Morgan Gaines Keay Trust.

(30)     Stacey Kaniewski, the trustee of the KFP Trust, has voting and dispositive power over the shares of common stock held by the KFP
         Trust.

(31)     Gary Lee is our non-executive chairman and a director.

(32)     W. Whitfield Wells, the trustee of the Trust for Alecia Leger, has voting and dispositive power over the shares of common stock held by the Trust for Alecia Leger.

(33)     W. Whitfield Wells, the trustee of the Daniel Leger Trust, has voting and dispositive power over the shares of common stock held by the
         Daniel Leger Trust.

(34)     Kevin Mannix is our employee.

(35)     Don Middleberg is a consultant to us.

(36)     Moses Marx, Joseph M. Fink and Philippe D. Katz, officers of Momar
         Corporation, share voting and dispositive power over the shares of common stock held by Momar Corporation.

(37)     Paul Noonan is our employee.

(38)     Ralph E. Caprio, the trustee of Notchview Pediatrics Retirement Plan, has voting and dispositive power over the shares of common stock held by Notchview Pediatrics Retirement Plan.

(39)     Charles Omphalius is a director.

(40)     W. Whitfield Wells, the trustee of the Omphalius Family Health &
         Educational Trust, has voting and dispositive power over the shares of common stock held by the Omphalius Family Health & Educational Trust.

(41)     Charles Omphalius, the manager of the Omphalius Family LLC, has voting and dispositive power over the shares of common stock held by the
         Omphalius Family LLC.

(42)     W. Whitfield Wells, the trustee of the Trust for Jamey Omphalius, has voting and dispositive power over the shares of common stock held by the Trust for Jamey Omphalius.

(43)     Kathleen Omphalius provided consulting services to us.

(44)     W. Whitfield Wells, the trustee of the Trust for Kimberly Omphalius, has voting and dispositive power over the shares of common stock held by the Trust for Kimberly Omphalius.

(45)     Anthony J. Orrico, the trustee of Anthony J. Orrico Revocable Trust UAD
         2/17/95, has voting and dispositive power over the shares of common stock held by Anthony J. Orrico Revocable Trust UAD 2/17/95.

(46)     Dale R. Pinkert, the sole member of Pinkert Investors LLC, has voting and dispositive power over the shares of common stock held by Pinkert
         Investors LLC.

(47)     Robyn Saffian is our employee.

(48)     Eric Scuccimarra is our employee.

(49)     Linda Soreff Siegel, the trustee of Linda Soreff Siegel Revocable
         Trust, has voting and dispositive power over the shares of common stock held by Linda Soreff Siegel Revocable Trust.

                                       24

(50)     Andrew Freilich and Marc Turner, joint members of SMTM Equity Partners
         LLC, share voting and dispositive power over the shares of common stock held by SMTM Equity Partners LLC.

(51)     Scott Kaniewski, the trustee of the Starlight Trust, has voting and dispositive power over the shares of common stock held by the Starlight
         Trust.

(52)     Robert. R. Topping, the General Partner of The Vintox Fund, has voting and dispositive power over all shares of common stock held by The
         Vintox Fund.

(53)     Robert Berman, the manager of Vista Development, LLC, has voting and dispositive power over the shares of common stock held by Vista
         Development, LLC. Vista Development, LLC provides advisory services to
         us.

(54)     Andrew Kaminsky, Dan Polatsch and Jared Feldman, executive director and board members, respectively, of The Greg Richards, Larry Polatsch and
         Scott Weingard Memorial Fund, Inc., share voting and dispositive power over the shares of common stock held by The Greg Richards, Larry
         Polatsch and Scott Weingard Memorial Fund, Inc.

(55)     Joshua Wexler, the manager of Wex Holdings LLC, has voting and dispositive power over the shares of common stock held by Wex Holdings
         LLC.

(56)     Stephen J. Donovan, the trustee of the Wexler Family Trust, has voting and dispositive power over the shares of common stock held by the
         Wexler Family Trust.

(57)     Joshua Wexler is our chief executive officer, treasurer and a director.

(58)     Alisha Wingerter is our former employee.

(59)     Robert Wong, through his employment with Vista Development, LLC, serves as an advisor to us.

(60)     Maria Elizabeth Montero, the director of The Zittlosen Vollbracht, LLC, has voting and dispositive power over the shares of common stock held by The Zittlosen Vollbracht, LLC.

         Our registration of the shares included in this prospectus does not necessarily mean that the selling stockholders will opt to sell any of the shares offered hereby. The shares covered by this prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect.

         All shares of common stock held by our founders (together with the shares held by certain of their respective affiliates), aggregating 150,063,636 shares of common stock, or the Lock Up Shares, are subject to lock-up provisions that provide restrictions on the future sale of common stock by the holders.
Under these provisions provide, in general, that the Lock Up Shares may not, directly or indirectly, be offered, sold, offered for sale, contracted for sale, hedged or otherwise transferred or disposed of for a period of nine (9) months after the date of the closing of our July 2006 private placement except that holders may dispose of up to one percent (1%) of their holdings beginning six
(6) months after the date of such closing.

         In addition, our board of directors has adopted a policy that generally limits trading in our securities by our directors, officers and employees and their affiliates to 15 business days each quarter.

                              PLAN OF DISTRIBUTION

         We are registering the resale of 204,025,000 shares of common stock on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, distributions or other non-sale related transfers. Neither we, nor the selling stockholders, have employed an underwriter for the sale of common stock by the selling stockholders. We have been advised that none of the selling stockholders has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We will bear all expenses in connection with the preparation of this prospectus and registration of the shares. The selling stockholders will bear brokerage commissions and similar selling expenses associated with the sale of their common stock.

                                       25

         If any shares of common stock being registered for resale in the accompanying registration statement are transferred from the selling stockholders listed in this prospectus and such transferees wish to rely on this prospectus to resell these shares, then a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, would need to be filed with the Commission naming these individuals as selling stockholders.

         The selling stockholders may offer their shares of common stock from time to time directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions (which may include block transactions):

         o    On any stock exchange or automated quotation system on which the shares of common stock may be listed at the time of sale;

         o    In negotiated transactions;

         o    In the over-the-counter market;

         o    Put or call option transactions relating to the shares;

         o    Short sales relating to the shares; or

         o    In a combination of any of the above transactions.

         The selling stockholders may offer their shares of common stock at any of the following prices, which may reflect discounts from the prevailing market prices at the time of sale:

         o    Fixed prices that may be changed;

         o    Market prices prevailing at the time of sale;

         o    Prices related to such prevailing market prices;

         o    At negotiated prices; or

         o    Varying prices determined at the time of sale.

         The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.
Any such sales may be at prices then prevailing on the OTCBB or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be "underwriters" within the meaning of Section
2(11) of the Securities Act any commissions received by such broker-dealers and any profit on the resale of shares sold by them as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                       26

         As selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have advised the selling stockholders that the anti-manipulative rules of Regulation
M under the Exchange Act may apply to sales in the market.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act disclosing:

         o    the name of each such selling stockholder and of the participating broker-dealer(s);

         o    the number of shares involved;

         o    the price at which such shares were sold;

         o    the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o    that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o    other facts material to the transaction.

         Except for Ben A. Buettell Living Trust, Norton A. Davidson, Marquette
deBary, Anthony Domino, Jr., Edward Henderson, Edward J. Morehouse, Jr., Douglas
J. Myers, Wayne Douglas Ohlandt, Stephen Roth, Clark Schubach, Michael Warner,
Charles D. Wild, Roth IRA FBO Clarence Williams, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. We have been advised that each of the aforementioned selling stockholders purchased their securities in the ordinary course of business and at the time of the purchase of the securities to be resold, each had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

         There can be no assurance that the selling stockholders will sell any or all of the shares offered by them under this prospectus.

                                    BUSINESS

OVERVIEW

         We operate the SWMX Marketplace, an electronic open marketplace for the purchase and sale of radio and cable television media time, and plan to expand that marketplace to include other media. The SWMX Marketplace enables independent and in-house advertising agencies to purchase, and radio and television broadcasters to sell, radio and television advertising time on an open marketplace accessed through our web portals at www.swmxradio.com and
www.swmxtv.com.

         Since the launch and beta testing of the SWMX Radio electronic marketplace in 2005, revenues from and transactions completed using the SWMX
Marketplace have grown steadily and currently provides our advertising customer base with access to an Internet-based market representing radio stations in all of the top 50 radio markets across the United States, as measured by Arbitron.
Advertisers registered on the SWMX Marketplace consist of a broad range of independent and in-house advertising agencies. Registered broadcasters currently include over 1,000 radio stations. Using the categories established by Arbitron, a leading statistical source for the U.S. media markets, the broadcaster base includes 13 of the top 15 broadcast groups and 38 of the top 50 U. S. radio stations, representing a potential daily national audience of over 8.5 million radio listeners, or more than 37% of the total U.S. broadcast radio market.

                                       27

         Initially, the SWMX Marketplace's inventory of radio placements was limited to spot placements within seven days of run. In May 2006, the SWMX
Marketplace was expanded to permit long-term purchases and sales of scheduled media placements, a practice known as flighting in the advertising industry.
This was part of a planned transition to provide broader coverage of the radio market, as well as prepare our entry into the cable TV market. Launched in June
2006 to serve the local spot cable market, SWMX Television currently covers 52 of the nation's 200 cable television markets and a national daily audience of over 25 million cable viewers.

         In connection with these initiatives, we completed the integration into our platform of functions contained in Media Manager and Campaign Manager, a suite of software products developed by our affiliates Alowex, the company that developed the SWMX Radio software platform, and Zysys Solutions, Inc., or Zysys, a technology company providing small and mid-sized companies with a variety of information technology services. The addition of this functionality into the
SWMX Marketplace platform provides advertisers with an integrated set of tools that can be used to design an advertising campaign, evaluate available opportunities and execute transactions, as well as to monitor, verify and assess the effectiveness of those transactions, all within the same system. For broadcasters, the system provides similar start to finish capabilities for managing inventory, executing and implementing spot placements and invoicing.

         Our overall strategy is to build on our operations in the radio and cable TV marketplace by expanding into network TV and other advertising markets so as to become a leading facilitator of media buying. Our overall objective is to enable advertisers and broadcasters to implement, execute and manage sophisticated media transactions in one process, from a single location in real-time, with reduced overhead and no additional cost of sale. We plan to build applications that provide customized and flexible access to our marketplace together with a largely automated transaction and reporting process.
Our goal is to create significant efficiencies and productivity increases in the advertising business both through the use of integrated digital systems and the creation of a broad-based electronic marketplace.

THE MEDIA ADVERTISING MARKET

         The media advertising market is extensive and varied, spread across different formats such as television, radio, Internet and print, each with its own segments. It is also a dynamic market that has experienced many changes and innovations in recent years, particularly Internet-based media and mobile digital media. However, media sales are generally executed using a similar system across these formats and the customs and practices used have remained remarkably similar over the last 80 years. The products offered for sale are commoditized into uniform components, consisting principally of units of broadcast time or print space. The traditional sales process relies heavily on person-to-person negotiations that can take weeks to complete, and is prone to erroneous execution and reporting. As the process employs a cumbersome and laborious paper-based reporting system, it often lacks accountability. This results in additional cost and lost time and revenue for both parties and makes results difficult, if not impossible, to quantify and evaluate properly.

         We believe that the current media buying system is inefficient and that we are capable of using new technologies to help both advertisers and broadcasters increase efficiency and maximize profitability amid ever increasing competition for audience both among traditional media and from emerging formats, including web and podcasting, satellite programming and more. The digital revolution also enables the content that is the subject of these transactions to be reduced to electronic form, consisting of audio, video, graphics and text files that use standardized formats. We believe that these underlying factors facilitate the development of an electronic marketplace that can allow participants to achieve considerable efficiencies in execution.

         Technological infrastructure and protocols that enable a high volume of efficient transactions have been developed for other products that have traditionally benefited from open marketplaces, such as commodities and financial instruments. We are seeking to establish a similarly broad-based marketplace for the sale of media advertising and have initiated this process by launching SWMX Radio and SWMX TV, marketplaces for the sale of radio and television advertising time, respectively.

                                       28

         According to the Bear Stearns Radio Fact Book for December 2005, the
estimated total U.S. advertising expenditure for 2005 was $281.0 billion and is expected to grow to $299.2 billion in 2006. The report estimated total U.S.
radio advertising expenditure for 2005 at $20.0 billion, the cable TV and spot
TV markets at approximately $24.0 billion each and the network and syndicated TV market at $20.0 billion. The remaining markets include Internet, magazines, newspapers, outdoor and direct mail. While we believe that the SWMX Marketplace might ultimately facilitate media placements in most of these markets in the
United States and abroad, our current focus is on the U.S. radio and TV markets.

         RADIO. Of the estimated $20.0 billion expenditure for radio in 2005, the Bear Stearns Radio Fact Book for December 2005 estimated that $15.5 billion was attributable to local spot advertising, with the remainder attributable to national spot and network placements. Our analysis of Arbitron data also indicates that currently nearly 80% of all radio broadcast revenue comes from local spot advertising.

         Our analysis of Arbitron data also indicates that, on average, 20-30%
of radio station inventory goes unsold each year and that, as of June 1, 2006, over 70% of SWMX Radio advertisers were new to radio. In a $20 billion marketplace, this represents an average of approximately $5.0 billion of lost revenue for broadcasters, indicating a total radio market opportunity of up to
$25.0 billion for us. We believe that the economies of scale and the reduced transaction time achieved using our products and services can facilitate the liquidation of that unused inventory, producing incremental revenue for broadcasters by bringing new advertisers to the market and increasing the use by existing advertisers of additional and more narrowly focused and cost effective placements.

         We believe that local radio broadcasters continue to search for new and innovative ways to facilitate greater control over their inventory and for quantifiable, results-driven initiatives to attract new advertisers to the market. The increasing support by advertisers for adoption of more accurate audience measurement technology (Personal People Meter (PPM) vs. Diary), despite significant implementation costs in an environment of reduced profitability and stagnant growth, is one example.

         Based on our analysis, we implemented the first phase of the SWMX
Marketplace by developing Remnant Radio, focusing initially on unsold inventory for the following week's broadcast. After a successful beta test in 2005 and several months of full-scale operations, we expanded the SWMX Marketplace to include flighted sales that incorporated scheduled placements over a longer term.

         CABLE TELEVISION. According to Bear Stearns Radio Fact Book for
December 2005, the estimated total U.S. cable advertising expenditure for 2005 was $24.5 billion. Based on our analysis of data received from a top-three national cable Multiple Systems Operator, the average advertising inventory sell-out rate is only 30-35%. On average, 30% of the remaining inventory is used for self-promotion or public interest advertising. Examples include advertising a triple play (voice, data, cable) package, upcoming station programming or the benefits of cable advertising. Further, because the internal data transmission, transaction and order processing operations are more advanced in television than radio from an automation standpoint, the platform development, functionality, management and reporting processes are more straightforward, enabling an even greater level of system efficiency. We estimate that the annual total lost revenue within the U.S. cable market could be as high as $40 billion within a total applicable market of up to $60 billion in cable television advertising sales.

         We also believe that the continued growth of the direct response market, which last year totaled $161.3 billion according to the Direct Market
Association, complements our focus on return on investment. Based on these factors, we implemented SWMX TV because we believe that the cable TV market is another segment of the market that will be receptive to the use of the SWMX
Marketplace. Based on our initial marketing efforts, a number of larger broadcast groups, agencies and direct marketers have expressed an interest in executing business on the SWMX Marketplace now that it is has been expanded to include cable TV. Currently, the SWMX Marketplace offers advertisers access to over 25 million viewers in over 50 of the nation's 200 cable TV markets. In the first several weeks following the launch of SWMX TV, over 30 new advertisers registered on the SWMX Marketplace.

         OTHER MARKETS. Other segments and media markets include local and network television, satellite TV and radio, high definition radio, or HDR, web and podcasting, and print. While there are significant differences between other segments of the media markets, we believe that they share many of the inefficient business methods that our proprietary systems have been designed to address. The media operations of local and network TV are quite similar to cable

                                       29

TV and radio. In addition, HDR could have a significant impact on the radio market if it achieves broad acceptance. Most HDR broadcasts would be expected to be in stereo and have broader reach. Stations will also be able to offer a wider variety of formats under a single umbrella. As a result, HDR could provide advertisers with significant new opportunities for demographic targeting, particularly if broadcasters adopt more efficient models of selling and managing inventory. However, using current methods of transacting media advertising sales, broadcast organizations would experience high costs if they were to maintain personnel to sell each of the various formats and demographic profiles in a station group on a targeted basis and manage all back-end processes.
Without giving advertisers the ability to target spots more specifically and to evaluate the results, broadcasters would likely need to package disparate inventory and sell it at a low flat rate, similar to how network advertising is currently sold. Accordingly, we believe that the local and network TV and HDR markets could provide future opportunities to expand the SWMX Marketplace and that an expanding base of advertisers will further facilitate our entry into more differentiated markets, such as web and podcasting, satellite TV and print.

OUR PRODUCTS AND SERVICES

         THE SWMX MARKETPLACE. Our objective in developing the SWMX Marketplace was to reduce the inefficiencies that exist in the media advertising market and make transactions easier to execute, more reliable and, ultimately, more cost effective. Our systems employ a variety of integrated functions based on proprietary software products. These tools enable users to collect and manage on a single platform the multiple sources of disparate data necessary to plan, manage and evaluate the media buying process from beginning to end. Currently, the data used in this process is available in a variety of formats from a variety of sources. The SWMX Marketplace platform is designed to provide real-time query, order execution and management functions, and to facilitate the distribution of media inventory, through a single intuitive interface that provides customers with fast and reliable electronic execution, transparency and open market access.

         As the proprietary functions that we provide to support users of the
SWMX Marketplace are built in to an Internet browser-based exchange and management engine, customers can execute transactions securely from any computer with Internet access. There is no hardware to purchase or software to install.
We designed our systems to reduce the complexity of customers' data management and content distribution operations by centralizing and facilitating the management of all campaign information and content on our secure servers. To implement these objectives, the SWMX Marketplace uses the following features:

                  ARCHITECTURE. At the core of the SWMX Marketplace is an
                  algorithm-based architecture designed to seamlessly integrate a wide range of platform data formats and facilitate very high levels of volume throughput. As a result, users are able to execute any combination of commands from a single point, as part of a unified process, in real time. The architecture is cross-platform compatible for data integration with existing client systems, and provides compliance monitoring to ensure proper user execution, including spot loading and selection.
                  It also enables clients to view running totals of current
                  activity, as well as their full account history.

                  ACCESS. The SWMX Marketplace is a web-based application
                  service provider, or ASP, enabling users to sign on at any time from any computer with an Internet connection. As our products are web-based, they do not consume users' valuable desktop resources.

                  SECURITY. The SWMX Marketplace employs leading industry
                  security through multiple levels of firewall protection for both global and local traffic and at the server level.

                  RELIABILITY. The SWMX Marketplace is fully redundant and
                  co-located through a third party relationship with Level 3
                  Communications, Inc. to protect against site failure. Level 3
                  Communications, Inc. is an international communications and information services company that operates one of the largest communications and Internet backbones in the world. The SWMX
                  Marketplace uses a system based on sequential query language,

                                       30

                  or SQL, enabling it to accommodate very high data loads. SQL is the current standard for large data set applications that require high volume throughput and is currently employed by industry leaders including Google, Yahoo and eBay.

                  SCALABILITY. The underlying architecture of the system
                  supporting the SWMX Marketplace is designed to be scalable, so that we will be able to support a large number of users
                  executing complex orders simultaneously with the addition of readily available hardware. Throughput capability can be
                  expanded by adding additional servers to the existing
                  application cluster, while the use of Level 3 Communications,
                  Inc. for collocation services provides virtually limitless bandwidth expansion with no disruption to service.

                  CONTENT MANAGEMENT. The SWMX Marketplace maintains a running data store of all current and historic content for broadcaster and advertiser access, including insertion orders and
                  advertising spots for reference and/or distribution at any time.

         PROPRIETARY PRODUCTS. Two products designed by Alowex, an affiliate of
SWMX, have been integrated into the overall system that supports the SWMX
Marketplace. The Campaign Manager product is designed to facilitate the planning and execution of spot media sales, including pricing and budgeting functions, as well as order execution, spot verification, invoicing and reporting. The Media
Manager product has been designed to facilitate the overall management of media operations on a long-term basis, including spot verification, invoicing and reporting. The incorporation of these products into the SWMX Marketplace makes it possible for all users to benefit from the full functionality of these products through the user interface without additional cost or the need to install additional software.

         THE ADVERTISER INTERFACE. Using the integrated features of the Campaign
Manager and Media Manager products, the system directs new independent and in-house advertising agency clients through account creation, which immediately enables the setup of an advertising campaign. To create a new campaign, clients are guided through a comprehensive prompt sequence, including:

         o    Product name

         o    Copy name

         o    Overall budget

         o    Source code for spot tracking

         o    Agency commission where applicable

         o    Spot length

         o    Spot upload (the loading of an mp3 file of spot copy by the advertiser)

         The system has been designed so that, once registered, a new advertisers can create an entire advertising campaign in a matter of minutes.
The customer enters the specific days for which it wants budget presented as well as the daypart and spotload parameters. The customer also can select desired demographics, geographical market and format preferences. Once all of these parameters are entered, the system screens the selected criteria against all stations in the SWMX Marketplace database and presents a list of registered stations that meet the specific targeting requirements. Once stations are presented, the customer can either select the desired stations and set the cost per thousand, or CPM, rate offers (at the station level) or refine the campaign parameters for more focused targeting.

                                       31

         Once the parameters are selected, the system provides a campaign cost projection. Customers can either advance to the next step in the process, if satisfied, or refine the campaign further. After the cost projections are approved, customers set the campaign weighting, which directs the system to present clients, products and/or copy according to preferences relative to overall budget and campaign objectives. When weighting is completed, the campaign is executed through the system.

         Once a campaign is running, customers can upload daily sales data and the system will plot results using a graphic return on investment map to illustrate campaign efficacy based on sales - either retail or direct response -
relative to spots played. SWMX's ROI Optimizer can process daily client data uploads to enable real-time campaign tracking and sales analysis. Using this function, customers are able to view and analyze a broad range of customizable campaign data including:

         o    recent sales figures, either by retail location, website, or call center;

         o    individual station statistics including format, audience and campaign delivery;

         o    lead generation and conversion information by zip code, date and time of call; and

         o    ROI for each dollar spent and all historical campaign information.

         This analysis provides the customer with the ability to view how a campaign is performing and permits the customer to modify the parameters, including rates and stations offered, to maximize its ROI in real time. The customer may then further refine and target the campaign to optimize results. We are in the process of enabling customers to view an ongoing account summary updated daily, including budget and spots placed, current campaign data and balance due dates.

         THE BROADCASTER INTERFACE. The broadcaster ordering process can also be executed in minutes. Stations can register within the system by providing all pertinent demographic, reach and format information. Once the registration is complete, the station is screened against all advertisers in the system and notified of advertisers with budget requirements that the station can fulfill.
When broadcasters login to the SWMX Marketplace after registration is complete, they are taken to the Broadcaster Dashboard, or the Dashboard, which serves as their control center. Features of the Dashboard include:

         o    any ad copy changes requiring attention;

         o    a list of advertisers waiting to book orders;

         o    access to electronic invoices; and

         o    a link to view their complete account history.

         If the station wishes to pursue a lead, the station is guided through the inventory placement process. Once inventory is placed, stations are presented with a list of all viable advertisers and offered CPM rates. Existing broadcast clients are notified via email to alert them when budget is available, providing a link to the copy for review and order terms, including offered CPM rate and scheduling parameters.

         After the desired advertisers and rates are selected, the station is presented with a tentative order schedule. If the schedule is approved, the station accepts the offer and the system produces an insertion order. The station can then forward the spot copy to its traffic department for placement and the order process is complete. The Dashboard also includes access to automated back-end functions as well, including spot delivery, spot verification, invoicing and reporting, which help to reduce administrative processes and can improve a broadcaster's overall operating efficiency.
Broadcast clients receive a consolidated monthly invoice of activity and can access historical order activity. We are in the process of enabling stations to view an ongoing account summary updated daily including spot placement, revenue due and payment date.

                                       32

         RECONCILIATION AND INVOICING. The system provides advertisers and broadcasters with accurate and predictable reconciliation and billing. The system uses eMedia Trade for automated invoicing, which further streamlines the billing process. eMedia Trade is currently used by over 1,000 radio stations nationally, as well as by numerous cable systems and broadcast TV stations.

         Once orders are executed and station invoices are received, the system performs spot verification and reconciliation to confirm order execution. Using integrated Arbitron ratings data, the system determines spot clearance. Upon reconciliation, an invoice is generated and distributed to advertisers. Stations receive order approvals confirming payment will be remitted on the next scheduled date.

         We are also working to implement spot monitoring technology in the system. This is a high-frequency audio tag applied to spot copy for order tracking. Once integrated, spot monitoring will enable us to conduct real-time spot tracking to provide greater accountability, accelerate reconciliation and payment schedules and increase volume and order flow. It will also enable internal budget optimization. As soon as we know a scheduled spot has not run as ordered, the budget will be returned to the system immediately for station availability. We anticipate that this increased speed and efficiency will improve volume and order flow and enable us to increase our inventory fulfillment rate.

REVENUE SOURCES

         While a majority of an advertiser's media advertising budget represents direct compensation to broadcasters, there are significant transaction fees that vary depending on the arrangements between market participants. The earnings of both independent and in-house advertising agencies are typically derived from a fee or discount equal to approximately 15% of the total cost of the media buy.
In addition, station affiliates and various firms representing broadcasters may earn additional commissions. We designed the SWMX Marketplace system to accommodate these various fees so that agency and third party vendor fees can be incorporated into a single process, permitting broadcasters and agencies to deal with the system as they typically would with each other. We earn transaction fees from both the broadcaster and the advertiser, based on the discounts and fees currently in use in the industry, on all orders generated through the system. In addition, for certain clients, we can receive additional fees for origination and management services. This fee structure allows the system to accommodate standardized pricing conventions in the industry while providing automated executions and service efficiencies. We expect to gain market acceptance primarily from the improved productivity, accountability and transparency that our proprietary products and processes create, including the automation of process management, order execution, content delivery, spot-run verification and invoicing, rather than through restructuring the fee system in the industry. We believe that the significant gains in productivity that participants in the system can realize through the use of the SWMX Marketplace will provide us with the opportunity to be a competitive force without the need to engage in discounting or other disruptive price cutting strategies.

         The fees and discounts we earn vary according to the structure of the transaction. The transactions currently being executed on the system return an average of 22% of the total exchange volume, but this level is expected to fall if we increase transaction volume on the SWMX Marketplace by accommodating a broader variety of transaction structures and market participants. Currently, we are focusing on areas that provide higher level margins as we maximize the benefits of our current technological competitiveness. However, as participation in the SWMX Marketplace expands, our operations will likely extend to areas where pricing is more marginal. In addition, competitive forces in the future may result in reduced per transaction compensation. Thus, in the long run, we expect to increase revenues by focusing more on increasing transaction volume than on capturing a high percentage of system revenue.

STRATEGY

         Our strategy in creating our electronic marketplace for commercial radio time was to develop an intuitive interface through which an advertiser could quickly and efficiently create a customized campaign to the widest sought audience. Our goal was to enable a new user that logs in to the system to create a profile and to execute a media buy across the entire national footprint, based on the demographics they select, on as many or few stations as they choose, at prices consistent with their budget requirements in a matter of minutes.
Accordingly, the systems supporting the SWMX Marketplace were designed so that all of the reporting functions, including order execution, delivery of creative

                                       33

content, spot verification, reporting and invoicing, can be automated, allowing the user to quickly assess results and further optimize its operations.

         Using current practices, a media campaign can take weeks to implement and require several layers of administrative support. Moreover, we believe that most users would find it prohibitively expensive to achieve the degree of targeting, accountability and results provided to the users of the SWMX
Marketplace without additional cost. Accordingly, our development efforts have been focused on developing integrated functions that enable advertisers to create a customized radio media campaign according to any combination of user-defined criteria that best meets their targeting objectives, including:
demographic, format/program type, market and geographic region, down to a specific zip code. The recent expansion of our system to provide flighting capability enables customers to execute any structure of radio media buy that they currently employ. These efforts are continuing with the objective of integrating socio-economic segmentation within the screening process, enabling advertisers to target their prospective audience based on factors such as median income, marriage status, ethnicity and population makeup so that the system can facilitate integrated socio-economic segmentation to a detailed level.

         For broadcasters, we directed our efforts at putting more robust control of the station inventory in the hands of the managers making the decisions on a daily basis. Our strategy is to enable advertisers and broadcasters to achieve their objectives through a single platform that is efficient, intuitive, cost effective and accretive directly to their bottom line.

         The ability of SWMX Radio to meet the needs of the radio segment of the media market has provided us with increased confidence in our strategic plan. We believe that we are positioned to serve a broader segment of the media industry.
We launched SWMX Television to serve the local spot cable TV segment of the television market, in June 2006 and believe the initial revenue and market penetration opportunities presented by the cable TV market should exceed those presented in the radio market. Our ultimate goal is to serve as the media trading exchange across all viable formats, including cable and local network
TV, satellite TV and radio, web and podcasting and print media. We believe that the platform developed for SWMX Radio has the potential to be expanded into a broad-based electronic marketplace for a variety of media products. We believe we can more efficiently serve the needs of media buyers and sellers, most of whom use multiple formats and operate in multiple regions, and that our
Internet-enabled marketplace will allow advertisers to engage in more dynamic demographic targeting and better customize their advertising campaigns, while enabling broadcasters to more actively manage and better control their inventory.

         In addition, in order to ensure that the SWMX Marketplace serves the needs of global advertisers, we plan to expand marketplace as expeditiously as possible to include regions outside of the United States.

SWMX MARKETPLACE GROWTH

         After executing just under $1.0 million of radio advertising time during beta testing in 2005, the SWMX Marketplace generated volume of over $1.0 million during the first quarter and $3.3 million during the second quarter of
2006. Through June 2006, more than 65,000 transactions were effected through the
SWMX Marketplace. As of June 30, 2006, we had more than 1,100 registered stations and more than 125 advertisers using the platform. With the growth in registered stations and advertisers, both the number of ad spot placements
(transaction volume) and the total monetary value of the transactions executed
(dollar volume) of radio time sold on the SWMX Radio marketplace have increased.
For the six months ended June 30, 2006, we experienced compound monthly growth rates of 42% for the number of registered stations, 126% for the monthly exchange dollar volume and 33% for the monthly exchange transaction volume.

         As our marketplace has become more active, we have had increasing success in attracting new participants. Broadcasters currently include 13 of
Arbitron's top 15 broadcasters, including ABC Radio Networks, CBS Radio, Citadel
Broadcasting Corporation, ClearChannel Communications, Cox Radio, Cumulus,
Emmis, Entercom and Salem Communications. Advertising agencies include
Zenith/Optimedia (subsidiary of Publicis), Mindshare (subsidiary of WPP) and
Havas. In addition to these agencies, the exchange serves the in-house advertising departments of a number of corporate advertisers, including Dole,
Duane Reade, EZ Pass, Johnson and Johnson, Nestle, New York Mets, Novartis,
People PC Online and Perdue.

                                       34

COMPETITION

         A number of other companies provide products or services to the media market that address various aspects of the needs addressed by the SWMX
Marketplace. In addition, there are potential competitors who currently provide products and services that could be adapted to address these needs. We expect that a number of potential competitors with significant resources are or will be working to adapt their platforms to facilitate the purchase and sale of media advertising.

         COMPETITORS. While we believe no current offerings compare with our full range of capabilities, a number of companies have designed products and services that address various aspects of the media advertising transactions process. Our primary competition includes:

         o    dMarc, which was purchased by Google, Inc. in January 2006, is a static, hardware-based, radio-centric broadcast management platform currently designed exclusively for automated liquidation of unsold inventory. Currently, dMarc is generating profit from a limited segment of the market its system is capable of exploiting.
              However, it has the potential to develop market advantages through access to the full human and capital resources of Google. The system delivers broader station management functionality, but is not an open market exchange. Station managers have limited control over what is sold, at what time or at what price, and advertisers have limited targeting functionality and no ability to track spot placement.

         o    Bid4Spots, which uses a reverse-auction model to allow radio stations to bid for advertiser budget each Thursday for the following week's broadcast schedule. The lowest accepted CPM wins the order. Purchase and sale transactions can be accomplished through this system, but only on a weekly basis.

         o    Scatter.TV, which recently launched itself as an online television media buying and selling platform. Scatter.TV offers to instantly transmit pending media buys to its registered stations (broadcast and cable) that are posted by agency buyers or direct retailers.

         o    Spot Runner, which serves as an automated ad agency that offers templates for commercials and provides a web-based system for advertisers to customize and schedule the placement of the commercials on local television stations in their area.

         Some of these competitors are more established, enjoy greater market recognition and have significantly greater financial, technical and marketing resources than we do. Moreover, the Internet-based media advertising market is experiencing rapid changes that are affecting the competitive landscape. These changes may result in a greater number of competitors with significantly larger resources than ours. We expect competition to intensify in the future as current competitors enhance their service offerings and new competitors penetrate the market. Existing or future competitors may develop or offer services and products that provide significant performance, price or other advantages over those we offer.

         EBAY AND THE ANA INITIATIVE. On May 9, 2006, ADVERTISING AGE reported that the Association of National Advertisers, or ANA, would begin to implement an initiative that has been discussed for several years. This initiative calls for supporting the development of an online system to purchase television advertisements. At the ANA conference in May 2006, a group of retailers, led by
Wal-Mart, Microsoft, Hewlett Packard, Masterfoods, Philips and Lexus, called for advertisers to commit $50 million to a test of the proposed system. At the conference, eBay offered to implement a proposed system involving the addition of a "media marketplace" system that would allow advertisers to purchase time posted by advertisers on eBay and suggested that the proposed system could involve either a forward or reverse auction system.

         We do not believe that an auction model can best serve the needs of the overwhelming majority of advertisers. However, we do believe that the involvement of the ANA with a formal initiative indicates that there is now broad recognition among advertisers that the use of online platforms has the potential to substantially benefit their companies.

                                       35

         COMPETITIVE ADVANTAGE. We believe that our principal competitive advantage is our ability to facilitate more efficient and cost effective transactions in the media market and our resulting appeal to both broadcasters and advertisers. The SWMX Marketplace has been designed to include support from analytical and logistical aids that help users better manage the media buying and selling process. As a result, users can complete a transaction from inception through execution, verification and evaluation through the SWMX
Marketplace's integrated process.

         The logistical support component of the SWMX Marketplace platform can enable our participants to reduce the time and costs associated with implementing and managing the buying and selling process. It also allows for greater accountability in verifying and tracking transactions so that their effectiveness can be better assessed. We believe that allowing participants in our system to execute, track and evaluate media transactions more efficiently and cost effectively will permit advertisers to receive a better return on their media investment dollars and will ultimately broaden the market for broadcasters.

         As our system is designed to facilitate transactions through an exchange, it provides advantages to both broadcasters and advertisers. We believe that the ability to provide advantages to both groups has been an important reason that the SWMX Marketplace has grown as quickly as it has.

         Our future success will depend in part on our ability to develop and market new or enhanced services that address changes in technology, industry standards and client requirements and gain commercial acceptance. Any delay or failure to develop new services or to adapt our services to technological change and market requirements could have a material adverse effect on our competitive position.

INTELLECTUAL PROPERTY

         Our intellectual property rights are important to our business. We rely on a combination of copyright, trademark and design laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. We currently have no issued patents. We require employees, independent contractors and, whenever possible, vendors to enter into confidentiality agreements upon the commencement of their relationships with us.
These agreements generally provide that any confidential or proprietary information developed by us or on our behalf be kept confidential. These agreements also provide that any confidential or proprietary information disclosed to third parties in the course of our business be kept confidential by such third parties. However, our clients usually own the intellectual property in the software we develop for them.

         We filed a U.S. provisional patent application in August 2005. We have the option of submitting one or more U.S. patent applications based upon our various applications, and having as our priority date, the filing date of the provisional patent application. The terms of any patents claiming priority to this PCT patent application will extend 20 years from the priority date. We may file additional applications with respect to certain proprietary technology we have developed. We cannot, however, be certain that the patents sought will be granted, and we cannot be certain that the patent filings will be sufficient to prevent misappropriation of our technology or other intellectual property.

         We regard our trade name, trademarks, service marks and domain names as important to our success. We rely on the law to protect our proprietary rights to them, and we have taken steps to enhance our rights by filing trademark applications where appropriate. We have registered U.S. trademarks for the marks
SoftWave Media and for the SWMX logo. Trademark applications for the Campaign
Manager and Media Manager are pending in the United States.

         While we believe our technology has value, we do not believe that at present our patent and trademark filings afford us a significant competitive advantage.

         Third parties may assert infringement claims against us or claim that we have violated their intellectual property rights. We are obligated under some client contracts to indemnify our clients if claims are made against us alleging that we infringe on the proprietary rights of third parties. These claims, regardless of merit or ultimate outcome, could result in significant legal and other costs, harm to our reputation and a distraction to management. In

                                       36

particular, growth in the number of business method and software patents issued to others may greatly limit the solutions we are able to offer our clients.

PROPERTY AND EQUIPMENT

         Our principal executive offices are located in leased premises of approximately 6,700 square feet of space in Irvington, New York. We have also entered into a lease for approximately 23,700 square feet of new space within the same office complex, which we intend to occupy when our existing leases are terminated and our existing space is vacated. The new lease commences on
September 1, 2006 and expires on August 31, 2011. We believe the new space will be adequate for our immediate needs and to satisfy any additional needs we may have as a result of planned expansion through the second quarter of 2007.
Additional space may be required as we further expands our activities, but we do not anticipate that our future additional facilities will involve particular specifications or unusual requirements.

         Our network operating and development center is located at our offices in Irvington, New York, with platform redundancy, load balancing and backup provided offsite by Level 3 Communications, Inc., a third party vendor, at another location in New York. We also anticipate outsourcing additional platform co-location facilities through Level 3 Communications, Inc. for facilities located in Texas and California. Our operating center infrastructure principally uses IBM application, web, and database servers supporting global traffic managers, load balancers and application security managers that operate the platform using routing and switch equipment provided principally by Cisco
Systems and Hewlett Packard. The center's equipment, all of which is owned by us, also includes power redundancy and distribution equipment. As we introduce our television platform and expand our operations, we will purchase additional pieces of the above-described hardware for continued development of our technology.

EMPLOYEES

         We currently have 48 employees, all of whom are full-time employees. We also currently engage the services of a number of individual and corporate consultants. We believe our relations with our employees are good. None of our employees are represented by members of any labor union and we are not a party to any collective bargaining agreement.

CORPORATE INFORMATION

         Our corporate headquarters are located at 1 Bridge Street, Irvington,
NY 10533. Our general telephone number is (914) 406-8400, and our fax number is
(914) 406-8468.

LEGAL PROCEEDINGS

         The Company is not a party to any pending legal proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees.
All of our officers and directors were appointed on July 26, 2006, the closing date of the Merger. All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualify.
Executive officers serve at the request of the board of directors.

         NAME                               AGE    POSITION
         Joshua Wexler....................   39    Chief Executive Officer, Treasurer and Director

         Stavros Aloizos..................   44    Chief Technology Officer and Director

         Bill Figenshu....................   55    Chief Operating Officer

                                                37

         James Caci.......................   41    Chief Financial Officer

         Michael Caprio...................   31    Executive Vice President and Secretary

         Gary Lee (1)(3)..................   57    Non-Executive Chairman and Director

         Rick Boyko (1)(2)(3).............   57    Director

         Bruce L. Lev (2)(3)..............   62    Director

         Jerry Shereshewsky (1)(2)........   60    Director

         Charles Omphalius................   34    Director

-----------------
(1) Member of the compensation committee.
(2) Member of the audit committee.
(3) Member of the corporate governance and nominations committee.

         JOSHUA WEXLER is chief executive officer, director and treasurer of
SWMX as of July 26, 2006 and has served in the same positions for SoftWave Media
Exchange, Inc. since its inception in January 2006. Prior to co-founding SWMX,
Mr. Wexler was chief executive officer of Zysys Solutions, Inc., an information technology and software development firm he co-founded in August 2002 to serve organizations across a broad spectrum of industries. His responsibilities at
Zysys included management of client relationships, business development and directing execution of client initiatives. Zysys developed the SWMX platform, and Mr. Wexler continued to serve as its chief executive officer until December
2005. In 1991, he co-founded Hypnotic Hats Ltd., a boutique apparel and accessories company, and served as its vice president until 1997. From 1997 until August 2003, Mr. Wexler was a vice president of NW Direct, Inc., a design and development firm.

         STAVROS ALOIZOS is chief technology officer, director and chief architect of SWMX as of July 26, 2006 and has served in the same positions for
SoftWave Media Exchange, Inc. since its inception in January 2006. In August
2005, Messrs. Aloizos and Wexler formed Alowex, LLC to pursue the development of the SWMX Marketplace. Prior to that, Mr. Aloizos headed the technology development of the SWMX Marketplace as a consultant for Zysys. Mr. Aloizos was a consultant to Zysys and other companies from 1996 through 2005 developing web site and operations management architecture and applications for the design of digital media and to improve communication and business process efficiency between design teams and production facilities.

         BILL FIGENSHU is chief operating officer of SWMX as of July 26, 2006 and has served in the same position for SoftWave Media Exchange, Inc. since
February 2006. Prior to joining SWMX, Mr. Figenshu was president and chief executive officer of FigMedia1, LLC, a consulting firm he founded in 2005 to serve companies and individuals within the broadcast industry and institutional financial analysts. From 2003 to 2005, he served as western region president for
Citadel Broadcasting Corporation where he was charged with re-organizing the firm's Western operations, including the management and performance of over 70 stations. From 2001 to 2003, Mr. Figenshu was named one of the Top 40 Most
Influential People in Radio by Radio Ink magazine. From 1999 to 2003, he served as senior vice president at CBS/Infinity Broadcasting where he was responsible for oversight and management of 112 major market radio stations. From 1997 to
1999, Mr. Figenshu was senior vice president at Chancellor Media Corporation where he was charged with managing the transition and integration of operations following the organization's sale to Clear Channel Communications. From 1986 to
1997, Mr. Figenshu served as president of Viacom Radio, where he helped build the company from its inception and helped create significant radio franchises, including WLTW (Lite FM). From 1986 to 1997, Mr. Figenshu served on the board of the National Association of Broadcasters (NAB) and from 1987 to 1997 he also served on the board of the Radio Advertising Bureau (RAB).

                                       38

         JAMES CACI is chief financial officer of SWMX as of July 26, 2006 and has served in the same position for SoftWave Media Exchange, Inc. since May
2006. Prior to joining SWMX, Mr. Caci served from 2002 to 2006 as chief financial officer and vice president of finance for Global Consultants, Inc., an information technology consulting and services firm. From 2000 to 2002, Mr. Caci served as chief financial officer and vice president of finance for Viecore,
Inc., an IT services firm. From 1994 to 2000, Mr. Caci was chief financial officer and vice president of finance, treasurer and secretary for Datatec
Systems, Inc., then a publicly traded IT services firm. Prior to joining Datatec
Systems, Inc., Mr. Caci was a manager with Arthur Andersen, LLP where he worked for eight years. Mr. Caci is a registered CPA, and has a B.S., cum laude, from
Montclair State University.

         MICHAEL CAPRIO is executive vice resident and secretary of SWMX as of
July 26, 2006 and has served in the same positions for SoftWave Media Exchange,
Inc. since its inception in January 2006. In addition, he served as a director of SoftWave Media Exchange, Inc. from January 2006 until April 2006. Prior to co-founding SWMX, Mr. Caprio was co-founder and executive vice president of
IMPS. Co-founded by Messrs. Caprio Omphalius in September 2003, IMPS commissioned the development of the SWMX Marketplace. From 2002 until September
2003, Mr. Caprio served as media marketing consultant with CBS Radio's new business development team, the Infinity Promotions Group, New York. Form 1998 to
2002, Mr. Caprio served as an account executive at ABC/Disney Radio. Prior to serving at ABC, Mr. Caprio held positions in the marketing department for the
New York Football Giants and served in public relations for the New York
Knickerbockers. Mr. Caprio holds a B.A. in political science from Ramapo
College.

         GARY LEE is non-executive chairman and director of SWMX as of July 26,
2006. Prior to the Merger, Gary Lee served in the same positions for SoftWave
Media Exchange, Inc. having joined its board of directors in April 2006 and having been elected non-executive chairman in June 2006. Mr. Lee has been chief operating officer of Ogilvy & Mather North America since January 2000 and in the office of the chairman since January 2006. Mr. Lee has also served as Chief
Financial Officer of Y&R Worldwide and taught accounting at the University of
Toronto. He sits on a number of committees of the American Association of
Advertising Agencies.

         RICK BOYKO joined our board of directors on July 26, 2006, having previously served on the board of directors of SoftWave Media Exchange Inc. from
April 2006 until the Merger. Mr. Boyko currently serves as the managing director of the VCU Adcenter, a graduate program in advertising at Virginia Commonwealth
University. Prior to that, Mr. Boyko served as co-president and chief creative officer of Ogilvy & Mather, New York, from 1997 through 2003. In 1998, Mr. Boyko assumed the additional responsibility of chief creative officer of the North
American region. Mr. Boyko joined Ogilvy & Mather Worldwide, Inc. in 1989 and held various executive creative positions.

         JERRY SHERESHEWSKY joined our board of directors on July 26, 2006, having previously served on the board of directors of SoftWave Media Exchange
Inc. from April 2006 until the Merger. Mr. Shereshewsky has served as ambassador plenipotentiary to Madison Avenue for Yahoo! Inc. since 1998. He previously served as senior vice president with Yoyodyne from 1995 to 1998. From 1990 to
1995, Mr. Shereshewsky served as vice president for marketing and special products at Bertelsmann Music Group. Prior to joining Bertelsmann Music Group, he served as a senior vice president with Young & Rubicam from 1969 to 1990. He also sits on the advisory board of the Adcenter at Virginia Commonwealth
University.

         BRUCE L. LEV joined our board of directors on July 26, 2006, having previously served on the board of directors of SoftWave Media Exchange Inc. from
April 2006 until the Merger. Mr. Lev is a managing director of Loeb Partners
Corp., an investment firm in New York, New York. Previously, he served as vice chairman and director of USCO Logistics from 2000 to 2003 and as executive vice president of corporate and legal affairs of Micro Warehouse Inc., a computer products retailer that was then publicly traded, from 1995 to 2000. Mr. Lev sits on the Board of Directors of AirDat, LLC, Flagler Construction Co, LLC,
Pittsfield Plastics Inc, and Ultramercial, LLC, all of which are privately held.

         CHARLES OMPHALIUS is director of SWMX as of July 26, 2006. Mr.
Omphalius served as President of SoftWave Media Exchange, Inc., the wholly owned subsidiary of SWMX, from January 2006 until August 8, 2006. Prior to co-founding
SWMX, Mr. Omphalius co-founded Integrated Marketing and Promotional Solutions
Inc. ("IMPS"), an advertising media buying agency, in 2003, and served as its chief operating officer from inception through 2006. From 2001 until 2003, Mr.
Omphalius served as senior account manager at CBS Viacom. Prior to 2001, he served as an account executive at ABC/Disney Radio. Mr. Omphalius holds a B.A.
of Communications from the State University of New York at New Paltz. Mr.
Omphalius served in the U.S. Army from 1991 to 1993.

         There are no family relationships among our directors and executive officers.

                                       39

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following summary compensation table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

                                                   Annual Compensation
                                              -------------------------------
                                                                 Other Annual
                                    Fiscal    Salary    Bonus    Compensation
Name and Principal Position          Year      ($)       ($)         ($)
---------------------------          ----      ---       ---         ---
William Iversen                      2005      $0         --          --
President and Chief Financial
Officer, Director

OPTION GRANTS IN LAST FISCAL YEAR

         We did not grant any stock options to the executive officers during our first fiscal year which ended October 31, 2005. Options for the purchase of
2,370,000 shares of common stock were issued by SoftWave to directors and executive officers, of which 250,000 are currently exercisable. We assumed
SoftWave's obligations with respect to all of these options in connection with the Merger.

         During the year ended October 31, 2005, none of our executive officers exercised any stock options.

DIRECTORS' COMPENSATION

CASH COMPENSATION

         Each non-employee member of our board of directors receives $15,000 per year, $1,000 for attending each additional meeting besides our four regularly schedules meetings and $500 for each additional telephonic meeting attended.
Non-employee directors that serve on committees of the board of directors, other than the audit committee, receive an additional $1,500 per year, with the chairperson receiving $2,500 per year. With respect to the audit committee, our non-employee chairperson receives an annual payment of $6,000, and each non-employee audit committee member receives $2,000 per year.

STOCK COMPENSATION

         Each non-employee member of our board of directors received a grant upon joining the board of directors of SoftWave of options to purchase 150,000 shares of common stock at an exercise price of $0.50, 75,000 of which vest six months after their grant and the remainder of which vest on the one year anniversary of the grant. In addition, the non-executive chairman of our board of directors received from SoftWave an award of 25,000 shares of common stock and options to purchase 125,000 shares of common stock at an exercise price of
$0.50, of which 50,000 vested immediately and 75,000 vest in one year. All of such options were assumed by us in the merger and became exercisable for shares of our common stock.

EMPLOYMENT AGREEMENTS

         Through our wholly-owned subsidiary, SoftWave, we have employment agreements with Joshua Wexler, our chief executive officer; Stavros Aloizos, our chief technology officer; and Michael Caprio, our executive vice president that are substantially similar and provide for an initial term of three years expiring on January 19, 2009 at annual base salaries of $300,000. In addition, the executives are entitled to participate in

                                       40

any annual bonus plan or equity based incentive programs we maintain. If we terminate the employment of any of these executives for cause (as defined in the employment agreements) or the executive resigns without good reason (as defined in the employment agreements), our obligations are limited generally to paying the executive his base salary only through the termination date. If we terminate the executive's employment without cause or the executive resigns with good reason, we are generally obligated to continue to pay the executive's compensation for the remainder of the term.

         The employment agreement with Bill Figenshu, our chief operating officer, provides for an initial term of two years expiring on January 31, 2008.
In addition to his annual salary of $240,000, Mr. Figenshu is entitled to such vacation time, sick leave, perquisites of office, fringe benefits, incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs and other terms and conditions of employment as we generally provide to our executives having rank and seniority comparable to the chief operating officer. If we terminate his employment for cause (as defined in such employment agreement), our obligations are limited generally to paying Mr.
Figenshu his base salary only through the termination date. If we terminate Mr.
Figenshu's employment without cause, we are generally obligated to continue to pay Mr. Figenshu's compensation for a period of six months.

         The employment agreement with James Caci, our chief financial officer, provides for an initial term of two years expiring on May 1, 2008. In addition to his annual salary of $240,000, Mr. Caci is entitled to such vacation time, sick leave, perquisites of office, fringe benefits, incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs and other terms and conditions of employment as we generally provide to our executives having rank and seniority comparable to the chief financial officer.
If we terminate his employment for cause (as defined in such employment agreement), our obligations are limited generally to paying Mr. Caci his base salary only through the termination date. If we terminate Mr. Caci's employment without cause, we are generally obligated to continue to pay Mr. Caci's compensation for a period of three months.

              LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         Our certificate of incorporation, as amended, and bylaws provide that we will indemnify our directors, officers, employees and agents to the fullest extent and in the manner permitted by the provisions of the Delaware General
Compliance Law, or DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders' or directors' resolution or by contract.

         Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses
(including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of our directors or officers existing as of the time of such repeal or modification.

                                       41

         We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of August 8, 2006, by (1) all persons who are beneficial owners of 5% or more of our voting securities stock, (2) each director, (3) each executive officer, and (4) all directors and executive officers as a group. The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Commission. Under these rules, a person may be deemed to beneficially own any shares of our common stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of the our common stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a)
(i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within
60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity.

                                                 Common Stock Beneficially Owned

Name                                                   Shares       Percentage
----                                                   ------       ----------
5% STOCKHOLDERS
John I. Keay, Jr                                    21,706,825(2)       10.5%

EXECUTIVE OFFICERS AND DIRECTORS
Joshua Wexler                                       34,296,667(3)       16.7
Stavros Aloizos                                     35,231,667(4)       17.1
Charles Omphalius                                   17,106,824(5)        8.3
Bill Figenshu                                          200,000(6)        *
James Caci                                                   0           0
Michael Caprio                                      21,346,824(7)       10.4
Gary Lee                                                75,000(8)        *
Rick Boyko                                                   0           0
Bruce L. Lev                                                 0           0
Jerry Shereshewsky                                           0           0
All directors and officers as a group (10
     persons)                                      108,256,982(9)       52.5%

                                       42

---------------
* Less than 1%.

(1)  Unless otherwise indicated, the address of each stockholder, director, and executive officer listed above is SWMX, Inc., One Bridge Street, Irvington,
     New York 10533.

(2)  Includes (a) 17,866,825 shares owned directly by John I. Keay, Jr., (b)
     1,920,000 shares owned by Keay Family LLC and (c) 1,920,000 shares owned by
     Suzanne Keay, Mr. Keay's wife. Mr. Keay disclaims beneficial ownership of the shares owned by Suzanne Keay.

(3)  Includes (a) 22,080,000 shares owned directly by Joshua Wexler, (b)
     7,000,000 shares owned by Wex Holdings LLC, (c) 5,000,000 shares owned by
     Christine Wexler, Mr. Wexler's wife and (d) 216,667 shares owned by Alowex,
     LLC. Mr. Wexler is the Manager of Wex Holdings LLC and owns 50% of its membership interests. The Alowex, LLC shares represent Mr. Wexler's proportional interest in shares owned by Alowex, LLC. Mr. Wexler disclaims beneficial ownership of the shares owned by Christine Wexler.

(4)  Includes (a) 25,000,000 shares owned directly by Stavros Aloizos, (b)
     15,000 shares owned by Aloizos AAU Fund, LLC, (c) 5,000,000 shares owned by
     Aloizos Family LLC, (d) 5,000,000 shares owned by Doreen Aloizos, Mr.
     Aloizos' wife and (e) 216,667 shares owned by Alowex, LLC. Mr. Aloizos is the manager of the Aloizos Family LLC and owns 50% of its membership interests. Mr. Aloizos also is the manager and sole member of the Aloizos
     AAU Fund LLC. The Alowex, LLC shares represent Mr. Aloizos's proportional interest in shares owned by Alowex, LLC. Mr. Aloizos disclaims beneficial ownership of the shares owned by Doreen Aloizos.

(5)  Includes (a) 12,330,824 shares owned directly by Charles Omphalius and (b)
     4,776,000 shares owned by Omphalius Family LLC. Mr. Omphalius is the manager of the Omphalius Family LLC and its sole member.

(6)  Consists of 200,000 shares of common stock issuable upon exercise of options.

(7)  Includes (a) 15,586,824 shares owned directly by Michael Caprio and (b)
     5,760,000 shares owned by 84 Limited LLC of which Mr. Caprio is the sole member.

(8)  Consists of (a) 25,000 shares of common stock and (b) 50,000 shares of common stock issuable upon exercise of options held by Mr. Lee.

(9)  Includes 250,000 shares of common stock issuable upon exercise of options.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary of certain provisions of our common stock is not complete. A full understanding requires a review of our certificate of incorporation, as amended, and bylaws that are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable law.

COMMON STOCK

          Our authorized capital stock consists of 250,000,000 shares of common stock. As of August 8, 2006 there were 205,925,000 shares of common stock outstanding which were held of record by approximately 430 shareholders.

                                       43

         VOTING

         Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the holders of common stock. The holders of shares of our common stock vote together as a single class. The holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

         RIGHTS AND PREFERENCES

         The holders of common stock: (1) have equal ratable rights to dividends from funds legally available if and when declared by our board of directors; (2)
are entitled to share ratably in all of our assets available for distribution to the holders of common stock upon liquidation, dissolution or winding up of our affairs; and (3) do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights.

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS OF OUR CERTIFICATE OF INCORPORATION
AND BYLAWS

         Our certificate of incorporation, as amended, and bylaws include provisions that are intended to enhance the likelihood of continuity and stability in our board of directors and in its policies. These provisions might have the effect of delaying or preventing a change in control of us and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders. These provisions include:

         LIMITATION OF DIRECTOR LIABILITY. As permitted by the DGCL, our certificate of incorporation, as amended, includes a provision that permits the elimination of personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability for:

         o    any breach of the director's duty of loyalty to us or our
              stockholders;

         o    acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o    unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; or

         o    any transaction from which the director derived an improper personal benefit.

         Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition and in accordance with the DGCL, we are permitted to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under the DGCL. We currently maintain, and intend to continue to maintain, liability insurance for our directors and officers.

         RIGHT TO FIX THE SIZE OF OUR BOARD OF DIRECTORS. Pursuant to our
certificate of incorporation, as amended, subject to specific rights of preferred stockholders, our board of directors has exclusive authority to fix the number of directors constituting our board.

         ACTION BY STOCKHOLDERS. A stockholder or group of stockholders will be unable to require the call of a special meeting of stockholders unless they own at least a majority of our outstanding voting stock.

         DELAWARE ANTI-TAKEOVER LAW. We are subject to the provisions of Section
203 of the DGCL, which applies to "business combinations" such as a merger, asset or stock sale or other transaction that result in financial benefit to an
"interested stockholder". An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15%
or more of a corporation's outstanding voting stock. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years

                                       44

following the time that the stockholder became an interested stockholder, unless:

         o    prior to entering into the business combination,, the board of directors of the corporation approved either the business
              combination or the transaction that resulted in the stockholder becoming an interested stockholder;

         o    upon consummation of the transaction that resulted in the
              stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the
              corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers, and employee stock plans in which employee
              participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

         o    on or subsequent to that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

         o    This provision may have the effect of delaying, deterring or preventing a change in control over us without further actions by our stockholders.

LISTING

         Our common stock is admitted for trading on the OTCBB under the symbol
"SWMX.OB."

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Continental
Stock Transfer & Trust Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On August 23, 2005, Soft Wave Media, LLC, the predecessor to SoftWave and us, entered into an Agreement of Sale with Alowex, an entity that is wholly-owned by Joshua Wexler and Stavros Aloizos, two of our directors and executive officers, pursuant to which Alowex sold to Soft Wave Media, LLC the software and any intellectual property related to the Remnant Radio platform, which is the predecessor to the SWMX Radio platform in exchange for a promissory note in the original principal amount of $1,242,000. The note provided for interest at a rate of 4% per annum, with monthly payments of principal and interest commencing on September 1, 2005. However, no amounts were paid during
2005, and the note was restructured on January 19, 2006, at which time the original promissory note was exchanged for a new note issued by us to Alowex in the amount of $1.4 million. The new note provided for monthly payments of interest at the rate of 7% per annum commencing February 19, 2006 and monthly principal and interest payments of $33,524 commencing February 19, 2007 until
January 19, 2011 on which date all outstanding principal and accrued interest becomes due and payable. As a result of the closing of our July 2006 private placement, the note became payable as it provided that if we received gross proceeds from the sale of equity securities in any single or a series of related transactions in which the amount raised equaled or exceeded $10.0 million, the entire note, including accrued interest, became due and payable. This note was repaid on July 27, 2006.

         On January 19, 2006, in consideration for services provided to us by
Alowex and Remnant Media, LLC, an entity that is controlled by Charles
Omphalius, Michael Caprio and John I. Keay, Jr., two of our executive officers and an employee who owns more than 10% of our common stock, and the contributions that each had made to our growth and development, our software and our website, we agreed to pay each party $1.3 million. These obligations were paid as part of our July 2006 private placement through the conversion of such obligations into 866,668 shares of our common stock.

                                       45

         During the period ended December 31, 2005, Soft Wave Media, LLC, our predecessor, received consulting services as well as web hosting services for which we paid $650,000 from companies owned by Joshua Wexler and Stavros
Aloizos, our executive officers and directors who each own more than 10% of our common stock.

         On January 19, 2006, we entered into an advisory agreement with Vista
Development, LLC for a term of one year pursuant to which we agreed to pay Vista
Development, LLC a monthly fee of $15,000 plus expenses. Vista Development, LLC and its owner, Robert A. Berman, are stockholders.

         On May 15, 2006, we entered into a line of credit letter agreement with
Soft Wave Funding, LLC pursuant to which it made available to us a line of credit in the amount of $1,500,000. Principal outstanding under this line of credit accrued interest at a rate of 8% per annum. The outstanding balance of
$1.2 million as of July 26, 2006 became payable as a result of the closing of our July 2006 private placement. On July 27, 2006, we repaid the amounts outstanding under this credit facility. The members of Soft Wave Funding, LLC,
Robert A. Berman and Scott A. Kaniewski, are stockholders.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered under this prospectus will be passed upon for us by Olshan Grundman Frome Rosenzweig &
Wolosky LLP, New York, New York, a member of which owns shares of our common stock.

                                     EXPERTS

         The financial statements of Softwave Media, LLC at December 31, 2005 and for the period from inception (August 23, 2005) to December 31, 2005 included in this registration statement have been audited by Amper, Politziner &
Mattia, P.C., an independent registered public accounting firm, as set forth in their report, appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              CHANGES IN ACCOUNTANT

         Effective as of July 26, 2006, we dismissed Morgan & Company as our independent registered public accounting firm. Morgan & Company had previously been engaged as the principal accountant to audit our financial statements. The reason for the dismissal of Morgan & Company is that, following the consummation of the Merger on July 26, 2006, (i) the former stockholders of SoftWave owned a majority of the outstanding shares of our common stock and (ii) our primary business unit became the business previously conducted by SoftWave. The independent registered public accountant of SoftWave was the firm of Amper
Politziner & Mattia, P.C. We believe that it is in our best interest to have
Amper Politziner & Mattia, P.C. continue to work with our business, and we therefore retained Amper Politziner & Mattia, P.C. as our new independent registered public accounting firm, effective as of July 26, 2006.

         The decision to change accountants was approved by our board of directors on July 26, 2006. From inception through July 26, 2006, there were no disagreements with Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Morgan & Company, would have caused it to make reference to the matter in connection with its reports.

         As of July 26, 2006, Amper Politziner & Mattia, P.C. was engaged as our new independent registered public accountants. The appointment of Amper
Politziner & Mattia, P.C. was approved by our board of directors. From April 15,
2005 (inception) through July 26, 2006, we did not consult Amper Politziner &
Mattia, P.C. regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation
S-B.

                                       46

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports and other information with the Commission. You may read and copy any document that we file at the
Public Reference Room of the Securities and Exchange Commission at 100 F Street,
N.E., Washington, D.C. 20549. You may obtain information on the operation of the
Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site at http://www.sec.gov from which interested persons can access the reports and other information that we electronically file with the Commission.

         You may obtain a copy of these filings at no cost, by writing or telephoning us at the following:

                                   SWMX, Inc.
                          Attention: Investor Relations
                                 1 Bridge Street
                            Irvington, New York 10533
                               Tel: (914) 406-8400
                                  www.swmx.com

                                       47

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                     PAGE
AUDITED FINANCIAL STATEMENTS

Notes to Financial Statements....................................................................... F-6-13

UNAUDITED FINANCIAL STATEMENTS

Notes to Financial Statements....................................................................    F-17-24

                                                    F-1

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Soft Wave Media, LLC

         We have audited the accompany balance sheet of Soft Wave Media, LLC
(the Company) as of December 31, 2005 and the related statements of operations and cash flows for the period from inception (August 23, 2005) to December 31,
2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in
accordance with the auditing standards of the Public Company Accounting
Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Soft Wave Media, LLC as of December 31, 2005, and the results of its operations and its cash flows for the period from inception (August 23, 2005) to December 31, 2005 in conformity with accepted accounting principles generally accepted in the United
States of America.

         The accompanying financial statements have been prepared assuming the
Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a significant net loss since its inception and has a working capital deficiency of $4,264,697 as of December 31,
2005, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding this matter are also described in Note 1.
The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Amper Politziner & Mattia, P.C.

June 9, 2006
New York, New York

                                       F-2

                              SOFT WAVE MEDIA, LLC.
                                  BALANCE SHEET
                                DECEMBER 31, 2005

                                     ASSETS

CURRENT ASSETS
     Cash                                                           $    79,820
     Accounts receivable, net                                           306,262
                                                                    -----------

         TOTAL CURRENT ASSETS                                           386,082
                                                                    -----------

CAPITALIZED SOFTWARE, net of accumulated amortization                 1,055,111
                                                                    -----------

         TOTAL ASSETS                                               $ 1,441,193
                                                                    ===========

                        LIABILITIES AND MEMBERS' DEFICIT

CURRENT LIABILITIES
     Accounts payable                                               $   287,710
     Accrued expenses                                                   107,497
     Note payable to related parties, net of discount                 1,193,111
     Due to related parties                                           2,862,461
     Advances from investors                                            200,000
                                                                    -----------

         TOTAL CURRENT LIABILITIES                                    4,650,779

COMMITMENTS AND CONTINGENCIES

MEMBERS' DEFICIT                                                     (3,209,586)
                                                                    -----------

         TOTAL LIABILITIES AND MEMBERS' DEFICIT                     $ 1,441,193
                                                                    ===========

                       See notes to financial statements.

                                      F-3

                              SOFT WAVE MEDIA, LLC
                             STATEMENT OF OPERATIONS
      FOR THE PERIOD FROM INCEPTION (AUGUST 23, 2005) TO DECEMBER 31, 2005

Net revenues                                                        $   190,453
                                                                    -----------

Cost and Expenses:
     Cost of revenues                                                   214,184
     Selling, general and administrative expenses                     3,167,283
                                                                    -----------

         Total Cost and expenses                                      3,381,467
                                                                    -----------

Operating loss                                                       (3,191,014)

Interest expense, net                                                    18,572
                                                                    -----------

Net Loss (transferred to members' deficit)                          $(3,209,586)
                                                                    ===========

                       See notes to financial statements.

                                      F-4

                              SOFT WAVE MEDIA, LLC
                             STATEMENT OF CASH FLOWS
      FOR THE PERIOD FROM INCEPTION (AUGUST 23, 2005) TO DECEMBER 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                        $(3,209,586)
     Adjustments to reconcile net loss to net cash
     used in operating activities:

     Amortization of capitalized software                                131,889
     Amortization of debt discount                                         6,111
     Changes in operating assets and liabilities:
         Accounts receivable                                            (306,262)
         Accounts payable                                                287,710
         Accrued expenses                                                107,497
         Due to related parties                                        2,862,461
                                                                     -----------

              Net cash used in operating activities                     (120,180)
                                                                     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
         Advances from investors                                         200,000
                                                                     -----------

Net increase in cash                                                      79,820

Cash - beginning of period                                                  --
                                                                     -----------

Cash - ending of period                                              $    79,820
                                                                     ===========

                       SUPPLEMENTAL CASH FLOW DISCLOSURES

The Company acquired software in exchange for a note payable of $1,187,000, net of discount, from a related party. See note 4.

                       See notes to financial statements.

                                      F-5

                              SOFT WAVE MEDIA, LLC
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1        SUMMARY OF BUSINESS AND BASIS FOR PRESENTATION

NATURE OF BUSINESS

         Soft Wave Media, LLC ("Soft Wave" or the "Company") is a limited liability company formed in the State of New York on August 23, 2005. In conjunction with the formation of the Company, Zysys Solutions, LLC and
Integrated Marketing and Promotional Solutions, Inc. ("IMPS") contributed certain intangible assets, including but not limited to the domain name, website content and intellectual property related to the website www.remnantradio.com and the associated web-based radio advertising business operated by IMPS, to
Alowex, LLC ("Alowex") and Remnant Media, LLC, respectively, which in turn contributed these intangible assets to the Company. These intangible assets were assigned no value. In addition, on August 23, 2005, the Company entered into an
Agreement of Sale with Alowex whereby Alowex agreed to sell to the Company the software and any intellectual property related to the software for the Remnant
Radio Software Platform, which is the predecessor to the Company's SoftWave
Radio Software Platform.

         On January 19, 2006, the Company entered into a contribution agreement with Soft Wave Media, Inc. (the "Successor Company"), a newly formed corporation incorporated in the State of Delaware in January 2006. Pursuant to the
contribution agreement, the Company contributed all of its assets and all of its liabilities to the Successor Company, with the members of the Company receiving all of the issued stock of the Successor Company in an equal proportion to their ownership in the Company. This transaction effectively merged the Company into the Successor Company and did not result in any change in ownership or control.
As such the assets and liabilities of the Successor Company are reflected at the carryover basis of the Company. In March 2006, Soft Wave Media, Inc. changed its name to SoftWave Media Exchange, Inc. See also note 8 for further discussion.
The use of the "Company" herein refers to the Company through January 19, 2006 and the Successor Company subsequent to January 19, 2006.

         Zysys Solutions, LLC, IMPS, Alowex, and Remnant Media, LLC are
affiliated with the co-founders and management of the Company.

         The Company's platform, SoftWave Radio, is a dynamic, transparent and accountable electronic open marketplace for the purchase, sale and management of radio advertising time. The Company's platform provides a combination of customization, flexibility and control with a largely automated transaction and reporting process. The platform enables advertisers and broadcasters to implement, execute and manage sophisticated media transactions in one process, from a single platform location in real-time with reduced overhead.

BASIS FOR PRESENTATION

         The balance sheet as of December 31, 2005 and the statement of operations and cash flows for the period from inception (August 23, 2005) to
December 31, 2005 include only the accounts of Soft Wave Media, LLC.

                                      F-6

NOTE 1        SUMMARY OF BUSINESS AND BASIS FOR PRESENTATION (CONTINUED)

LIQUIDITY

         The Company has incurred a substantial net loss since its inception and has a working capital deficiency of $4,264,697 as of December 31, 2005, which raise substantial doubt about its ability to continue as a going concern. Such loss resulted from the Company's lack of significant revenue and costs incurred in the establishment of its infrastructure. The Company expects to continue to incur significant operating expenses in order to execute its current business plan.

         While the Company believes that it has access to sources of working capital that are sufficient to fund its operations for the year ending December
31, 2006, including approximately $1.5 million available from a revolving credit facility obtained on January 19, 2006 from a related party, there can be no assurances that sufficient funds will be available. The Company also believes that additional capital requirements associated with its development can be met by raising debt or equity when needed, though there can be no assurances that the Company will be able to raise any such capital or upon what terms. The accompanying financial statements do not include any adjustments that might result from this uncertainty.

NOTE 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company's most significant estimates and assumptions made in the preparation of the financial statements relate to revenue recognition and allowance for doubtful accounts. Actual results could differ from those estimates.

CASH

         The Company may maintain significant cash balances with financial institutions, which are not covered by the Federal Deposit Insurance
Corporation. No such balances existed as of December 31, 2005. The Company has not incurred any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

ACCOUNTS RECEIVABLE

         Accounts receivable are reported at the amount outstanding, net of any allowances for amounts that the Company believes are not collectible. At
December 31, 2005, no allowance was deemed required.

                                      F-7

NOTE 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CAPITALIZED SOFTWARE

         In accordance with Statement of Position 98-1, ACCOUNTING FOR THE COSTS
OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE ("SOP 98-1"),
certain direct development costs associated with internal-use software are capitalized. These costs include external direct costs of service and payroll costs for employees devoting time to software projects principally related to software coding, designing system interfaces and installation and testing of the software. These costs are recorded as fixed assets and are amortized over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. Through December 31,
2005, the Company has only capitalized the cost of the software purchased from
Alowex, based on the criteria of SOP 98-1.

         Capitalized software is stated at cost less accumulated amortization.
The Company provides for amortization on capitalized software by applying the straight-line method over a 3 year life.

IMPAIRMENT OF LONG-LIVED ASSETS

         The Company periodically reviews the carrying value of its long-lived assets in relation to historical results, as well as its best estimate of future trends, events and overall business climate. If such reviews indicate that the carrying value of any of its assets may not be fully recoverable, the Company estimates the future cash flows (undiscounted and without interest charges)
generated by the assets and recognize an impairment loss if those estimated future cash flows are insufficient to recover the carrying value of the assets.

REVENUE RECOGNITION AND PRESENTATION

         The Company recognizes revenue when all of the following criteria have been met: persuasive evidence of an arrangement exists; services have been rendered; the price to the customer is fixed and determinable and collectibility from the customer is reasonably assured. In most instances, these criteria are met when the customer's advertisement is aired, and it is at this point that the
Company recognizes revenue. In compliance with Emerging Issues Task Force
("EITF") Issue No. 99-19, REPORTING REVENUE GROSS AS A PRINCIPAL VERSUS NET AS
AN AGENT, the Company assesses whether the Company or the third party broadcaster is the primary obligor. In addition, the Company gives appropriate consideration to other key indicators such as latitude in establishing price, discretion in broadcaster selection and who has credit risk. Considering that the Company operates broadly as a network exchange along with the industry practice to generally record revenue on a net versus gross basis, the Company believes that there must be strong evidence in place to overcome the presumption of net revenue accounting. Accordingly, to date the Company has recorded revenue net of pass-through charges, based on the Company's assessment of the key indicators. Should the Company enter into transactions where the key indicators suggest they are acting as a principal, then the Company will record the gross amount billed as revenue.

                                      F-8

NOTE 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         For the period from inception (August 23, 2005) to December 31, 2005, approximately 35% and 25% of the Company's net revenues came from two customers, respectively.

COST OF REVENUES

         Cost of revenues consists of the expenses associated with the operation of the Company's data centers including amortization, labor and bandwidth costs.
Cost of revenues also include expenses related to the amortization of capitalized software development costs, acquired technologies as well as other software development costs that are expensed in accordance with SOP 98-1.

INCOME TAXES

         At December 31, 2005, the Company was organized as a limited liability company for federal and state tax purposes. As a result, the taxable income was not subject to federal corporate taxes, but rather proportionately included in taxable income of the individual members of the limited liability company.

RECENT ACCOUNTING PRONOUNCEMENTS

         In December 2004, the Financial Accounting Standards Board ("FASB")
issued Statement on Financial Accounting Standard No. 153 ("SFAS 153"),
EXCHANGES OF NONMONETARY ASSETS, AN AMENDMENT OF ACCOUNTING PRINCIPLES BOARD
("APB") OPINION NO. 29.

         SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB
Opinion No. 29, "Accounting for Nonmonetary Transactions", and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15,
2005 and the Company has adopted this Statement in the first quarter of 2006.
The Company currently does not anticipate that the effects of the statement will materially affect its financial position or results of operations upon adoption.

         In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error
Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3
("SFAS No. 154"). SFAS No. 154 requires the retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific effects or cumulative effect of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.
The Company will adopt this provision, as applicable, during fiscal year 2006.

NOTE 3        CAPITALIZED SOFTWARE

         Capitalized Software at December 31, 2005 consists of:

Software                                          $ 1,187,000

Less - Accumulated amortization                      (131,889)
                                                  -----------

                                                  $ 1,055,111
                                                  ===========

                                      F-9

         Amortization expense was approximately $131,889 for the period from inception (August 23, 2005) to December 31, 2005, this amount is reflected as cost of revenues. The entire gross software amount above was acquired from
Alowex, LLC, a related party. See note 4 for further discussion.

NOTE 4        NOTE PAYABLE TO RELATED PARTY

         On August 23, 2005, the Company entered into an Agreement of Sale with
Alowex, an entity that is wholly-owned by two shareholders and founders of the
Company whereby Alowex agreed to sell to the Company the software and any intellectual property related to the Remnant Radio Software Platform, which is the predecessor to the Company's SoftWave Radio Platform. As consideration, the
Company issued to Alowex a promissory note ("Original Alowex Promissory Note")
in the original amount of $1,242,000, representing an amount agreed to by the co-founders as fair value. The note provided for interest at a rate of 4% per annum, with monthly payments of principal and interest commencing on September
1, 2005 through August 31, 2008 and is subject to a security agreement consisting of substantially all of the assets of the Company. However, no amounts were paid during 2005, and the Original Alowex Promissory Note was canceled with a new note entered into on January 19, 2006, as noted below.

         As the Original Alowex Promissory Note was issued at a below market interest rate, the Company imputed interest at a market rate on the Original
Alowex Promissory Note presented in the accompanying balance sheet net of a remaining discount of $48,889.

         For the period from inception (August 23, 2005) to December 31, 2005, the Company recognized $ 18,572 of interest expense, including the amortization of the debt discount on the Original Alowex Promissory Note. $12,461 of this amount which is payable, was not paid as of December 31, 2005 and is included in the amount due to related parties on the accompanying balance sheet.

                                      F-10

NOTE 4        NOTE PAYABLE TO RELATED PARTY (CONTINUED)

         On January 19, 2006, SoftWave Media Exchange, Inc., successor to the
Company, canceled the Original Alowex Promissory Note and issued to Alowex a new promissory note in the amount of $1.4 million ("Alowex, LLC Promissory Note").
The Alowex, LLC Promissory Note provides for monthly payments of interest at the rate of 7% per annum commencing February 19, 2006 and monthly principal and interest payments of $33,524 commencing February 19, 2007 until January 19, 2011 on which date all outstanding principal and accrued interest shall be due and payable. This agreement is subject to a security agreement consisting of substantially all assets of the Company. In the event the Company receives proceeds from the sale of equity securities in any single or a series of related transactions in which the amount raised equals or exceeds $10 million, the entire note, including accrued interest, is due and payable. In connection with entering into the Alowex, LLC Promissory Note and canceling the Original Alowex
Promissory Note, the Company wrote off the remaining debt discount, the Original
Alowex Promissory Note and the accrued interest payable resulting in an interest expense charge of approximately $195,000 in 2006 related to this transaction.
The Original Alowex Promissory Note is classified as a current liability in the accompanying balance sheet as it is currently the intention of the Company to satisfy the Alowex LLC Promissory Note within the year.

NOTE 5        REVOLVING CREDIT FACILITY

         On January 19, 2006 and as subsequently amended on May 15, 2006,
SoftWave Media Exchange, Inc., entered into a credit facility with Soft Wave
Funding, LLC, an entity owned by two shareholders of SoftWave Media Exchange,
Inc. While the credit facility provides for a $1.5 million revolving loan that matures on the earlier of September 1, 2006 or the date the SoftWave Media
Exchange, Inc. receives proceeds from the sale of equity securities in any single or a series of related transactions in which the amount raised equals or exceeds the then outstanding amount under the credit facility, the Company has no assurances that these funds will be available. Loans under the credit facility bear interest at the rate of 8.0% per annum and are secured, on a subordinated basis to the Alowex, LLC Promissory Note, by substantially all of the SoftWave Media Exchange, Inc. assets.

NOTE 6        ALOWEX AND REMNANT LETTER AGREEMENTS

         On January 19, 2006, in consideration for services provided by Alowex and Remnant Media, LLC to the Company and the contributions that each had made to the development of the Company, its software and its website, SoftWave Media
Exchange, Inc., the successor to the Company, agreed to pay each party $1.3 million.

         If SoftWave Media Exchange, Inc. receives proceeds from the sale of equity securities in any single or a series of related transactions in which the amount raised equals or exceeds $10 million, under the terms of these letter agreements all amounts are due and payable, otherwise these amounts are due on demand at an interest rate of 6%. As of December 31, 2005, the Company has recorded a liability and expense of $2.6 million. The liability is included as due to related parties in the accompanying balance sheet.

NOTE 7        OPERATING LEASES

         The Company's executive, administrative and operating offices, and network operations center are located in approximately 4,400 square feet of leased office space located in Irvington, New York. Currently this space is leased by related parties IMPS and Zysys Solutions, LLC with the rent being charged to the Company as a fee. See Note 9.

         In May 2006 the Company's successor, SoftWave Media Exchange, Inc., entered into a lease to secure approximately 24,000 square feet of space in the same office complex. The lease has a five year term, at an initial rate of approximately $617,000 per year with a price escalation clause of 3.5% per year.
In addition, the Company has entered into certain agreements with third parties to provide redundancy of the Company's computer network operations, with prices to be determined based on square footage needed, which has yet to be determined.

                                      F-11

NOTE 8        MEMBERS' DEFICIT

         As of December 31, 2005, the membership interests in the Company were held as follows:

        Alowex, LLC                             50.0%
        Remnant Media, LLC                      50.0%

         In connection with the initial formation of the Company, there were no capital contributions. Hence, members' deficit in the accompanying balance sheet represents the net loss incurred from inception (August 23, 2005) to December
31, 2005.

         On January 19, 2006, pursuant to the contribution agreement, the
Company received 160 million shares of common stock of Soft Wave Media, Inc.
which were subsequently distributed equally to the Company's members, Alowex and
Remnant Media which both received 80 million shares of common stock. On January
19, 2006, Soft Wave Media, Inc. also sold 40 million additional shares of common stock to new investors for $2,000,000. The stockholders also entered into a registration rights agreement which provides for, as defined, the right of first refusal and incidental registration rights if the Company proposes to file a registration statement under the Securities Act. In December 2005, these investors advanced the Company $200,000 toward the purchase of these shares which is reflected as a liability in the accompanying balance sheet. Concurrent with this investment the Company agreed to pay to Alowex and Remnant Media a total of $400,000 for past consulting services included in selling, general and administrative expenses in the accompanying statement of operation. Of this amount $150,000 was paid prior to December 31, 2005, with the balance reflected as due to related parties, in the accompanying balance sheet. The ownership structure of the Successor Company after this transaction is as follows:

                                      F-12

NOTE 8        MEMBERS' DEFICIT (CONTINUED)

                       Shareholders                    # of Common Shares
                       ------------                    ------------------

                   Alowex, LLC                             80,000,000
                   Remnant Media, LLC                      80,000,000
                   New investors                           40,000,000
                                                          -----------

                   Total shares outstanding               200,000,000
                                                          ===========

         On January 31, 2006, each of Alowex and Remnant Media distributed its shares to its respective members.

         On April 20, 2006, certain shareholders of the SoftWave Media Exchange,
Inc. collectively sold 2,078,479 shares of common stock of SoftWave Media
Exchange, Inc. in a private placement to 65 purchasers at a price of $1.50 per share.

NOTE 9        RELATED PARTY TRANSACTIONS

         Amounts owed to Related Parties as of December 31, 2005:

Alowex Note payable........(see Note 4)                    $1,193,111

Letter agreements:.........(see Note 6)
Alowex LLC                                                  1,300,000
Remnant Media LLC                                           1,300,000
Services provided - Alowex LLC                                137,467
Remnant Media LLC                                             125,000
                                                           ----------

Due to related parties                                     $2,862,461
                                                           ==========

         During the period ended December 31, 2005 the Company received consulting services, web hosting services and rent charges totaling $650,000 from companies owned by shareholders of the company; such amounts have been included in Selling general and administrative expenses in the accompany statement of operations. The Company has also included $2.6 million in Selling, general and administrative expense representing the amounts owed to Alowex, LLC and Remnant Media LLC under the letter agreements with each of these related parties. See note 6.

                            *************************

                                      F-13

                          SOFTWAVE MEDIA EXCHANGE, INC.
                                 BALANCE SHEETS

                                                                         March 31, 2006       December 31, 2005
                                                                           (Unaudited)               (A)
                                                                         --------------       -----------------

                                                   ASSETS
CURRENT ASSETS
     Cash                                                                $   776,925            $    79,820
     Accounts receivable, net                                                918,953                306,262
                                                                         -----------            -----------

         TOTAL CURRENT ASSETS                                              1,695,878                386,082

Property and equipment, net of accumulated depreciation and
amortization                                                               1,101,562              1,055,111
                                                                           ---------            -----------

         TOTAL ASSETS                                                    $ 2,797,440            $ 1,441,193
                                                                         ===========            ===========

                              LIABILITIES AND STOCKHOLDERS' (MEMBERS') DEFICIT

CURRENT LIABILITIES
     Accounts payable                                                    $   671,745            $   287,710
     Accrued expenses                                                        297,497                107,497
     Note payable to related parties, net of discount                      1,400,000              1,193,111
     Due to related parties                                                2,600,000              2,862,461
     Advances from investors                                                    --                  200,000
                                                                         -----------            -----------

         TOTAL CURRENT LIABILITIES                                         4,969,242              4,650,779
                                                                         -----------            -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' (MEMBERS') DEFICIT

Common Stock                                                                 400,000                   --
Paid in capital                                                            1,582,000                   --
Accumulated Deficit                                                       (4,153,802)            (3,209,586)
                                                                         -----------            -----------

         TOTAL STOCKHOLDERS' (MEMBERS') DEFICIT                           (2,171,802)            (3,209,586)
                                                                         -----------            -----------

         TOTAL LIABILITIES AND STOCKHOLDERS' (MEMBERS') DEFICIT          $ 2,797,440            $ 1,441,193
                                                                         ===========            ===========

-------------------------
(A) Represents Predecessor company, Soft Wave Media, LLC. (see Note 1).

                                     See notes to financial statements.

                                                    F-14

                          SOFTWAVE MEDIA EXCHANGE, INC.
                             STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                                   (UNAUDITED)

Net Revenues                                                          $ 208,755
                                                                      ---------

Costs and expenses:

     Cost of revenues                                                   162,363
     Selling, general and administrative expenses                       784,816
                                                                      ---------

Total Cost and expenses                                                 947,179
                                                                      ---------

Operating loss                                                         (738,424)

Interest expense, net                                                   205,792
                                                                      ---------

Loss before income taxes                                               (944,216)

Income taxes                                                               --
                                                                      ---------

Net loss                                                              $(944,216)
                                                                      =========

                       See notes to financial statements.

                                      F-15

                          SOFTWAVE MEDIA EXCHANGE, INC.
                             STATEMENT OF CASH FLOWS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                                   (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                        $  (944,216)
     Adjustments to reconcile net loss to net cash
     used in operating activities:

     Depreciation and amortization                                       101,364
     Stock based compensation                                              3,000
     Changes in operating assets and liabilities:
         Accounts receivable                                            (612,691)
         Accounts payable                                                384,035
         Accrued expenses                                                190,000
         Due to related parties                                         (262,461)
                                                                     -----------

              Net cash used in operating activities                   (1,140,969)
                                                                     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of property and equipment                             (147,815)
                                                                     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
         Issuance of common stock                                      1,779,000
         Increase in Note payable to related party                       206,889
                                                                     -----------

              Net Cash Provided by Financing Activities                1,985,889
                                                                     -----------

Net increase in cash                                                     697,105

Cash at beginning of period                                               79,820
                                                                      ----------

Cash at end of period                                                $   776,925
                                                                     ===========

                            SUPPLEMENTAL INFORMATION

     Cash interest paid                                              $    16,333

         Non-cash transaction - in the quarter ended March 31, 2006, the Company issued common stock of $200,000 for cash received in the prior period which was reflected as a liability in the December 31, 2005 balance sheet.

                       See notes to financial statements.

                                      F-16

                          SOFTWAVE MEDIA EXCHANGE, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1        SUMMARY OF BUSINESS AND BASIS FOR PRESENTATION

NATURE OF BUSINESS

SoftWave Media Exchange, Inc. ("SoftWave" or the "Company") was incorporated as
Soft Wave Media, Inc., in the State of Delaware in January, 2006, and in March
2006 changed its name to SoftWave Media Exchange, Inc.

On January 19, 2006, the Company entered into a contribution agreement with Soft
Wave Media, LLC and its members, Alowex, LLC ("Alowex") and Remnant Media, LLC, whereby Soft Wave Media, LLC (the "Predecessor") contributed all of its asset and all of its liabilities to the Company. These assets included but were not limited to software, intellectual property, domain name and website content related to the Company's current technology platform SoftWave Radio
(www.softwaveradio.com). This transaction effectively merged the Predecessor into the Company and did not result in any change in ownership or control. As such the assets and liabilities of the Company, as of the contribution date, are reflected at the carryover basis of the Predecessor.

The Company's platform, SoftWave Radio, is a dynamic, transparent and accountable electronic open marketplace for the purchase, sale and management of radio advertising time. The Company's platform provides a combination of customization, flexibility and control with a largely automated transaction and reporting process. The platform enables advertisers and broadcasters to implement, execute and manage sophisticated media transactions in one process, from a single platform location in real-time with reduced overhead.

LIQUIDITY

The Company and the Predecessor have incurred substantial losses since the inception (August 23, 2005) of the Predecessor and has a working capital deficiency of $3,273,364 as of March 31, 2006, which raise substantial doubt about its ability to continue as a going concern. Such losses resulted from the
Company's lack of significant revenue and costs incurred in the establishment of its infrastructure. The Company expects to continue to incur significant operating expenses in order to execute its current business plan. While the
Company believes that it has access to sources of working capital that are sufficient to fund its operations for the year ending December 31, 2006, including approximately $1.5 million available from a revolving credit facility obtained on January 19, 2006 from a related party, there can be no assurances that sufficient funds will be available. The Company also believes that additional capital requirements associated with its development can be met by raising debt or equity when needed, though there can be no assurances that the
Company will be able to raise any such capital or upon what terms. The accompanying financial statements do not include any adjustments that might result from this uncertainty.

NOTE 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL INFORMATION

The accompanying balance sheet as of March 31, 2006 and the statements of operations and cash flows for the three months ended March 31, 2006 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States.
In the opinion of management, the unaudited interim financial statements include all adjustments of a normal recurring nature necessary for the fair presentation of our financial position as of March 31, 2006, our results of operations for the three months ended March 31, 2006 and our cash flows for the three months ended March 31, 2006. The results of operations for the three months ended March
31, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006.

These unaudited interim financial statements should be read in conjunction with the December 31, 2005 audited financial statements and related notes of the
Predecessor, appearing elsewhere in this Private Placement Memorandum.

                                      F-17

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company's most significant estimates and assumptions made in the preparation of the financial statements relate to revenue recognition and allowance for doubtful accounts. Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE

Accounts receivable are reported at the amount outstanding, net of any allowances for amounts that the Company believes are not collectible. At March
31, 2006 and December 31, 2005, no allowance was deemed required.

CAPITALIZED SOFTWARE

In accordance with Statement of Position 98-1, Accounting for the Costs of
Computer Software Developed or Obtained for Internal Use ("SOP 98-1"), certain direct development costs associated with internal-use software are capitalized.
These costs include external direct costs of service and payroll costs for employees devoting time to software projects principally related to software coding, designing system interfaces and installation and testing of the software. These costs are recorded as fixed assets and are amortized over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. Through March 31, 2006, the Company has only capitalized the cost of the software purchased from Alowex, a related party, based on the criteria of SOP 98-1.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost less accumulated depreciation. The
Company provides for depreciation and amortization on property and equipment used by applying the straight-line method over the following estimated useful lives:

                                Estimated
Assets                          Useful Lives
------                          ------------

Capitalized software            3 years
Computer equipment              1-3 years

REVENUE RECOGNITION AND PRESENTATION

The Company recognizes revenue when all of the following criteria have been met:
persuasive evidence of an arrangement exists; services have been rendered; the price to the customer is fixed and determinable and collectibility from the customer is reasonably assured. In most instances, these criteria are met when the customer's advertisement is aired, and it is at this point that the Company recognizes revenue. In compliance with Emerging Issues Task Force ("EITF") Issue
No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the
Company assesses whether the Company or the third party broadcaster is the primary obligor. In addition, the Company gives appropriate consideration to other key indicators such as latitude in establishing price, discretion in broadcaster selection and who has credit risk. Considering that the Company operates broadly as a network exchange along with the industry practice to generally record revenue on a net versus gross basis, the Company believes that there must be strong evidence in place to overcome the presumption of net revenue accounting. Accordingly, to date the Company has recorded revenue net of pass-through charges, based on the Company's assessment of the key indicators.
Should the Company enter into transactions where the key indicators suggest they are acting as a principal, then the Company will record the gross amount billed as revenue.

                                      F-18

COST OF NET REVENUE

Cost of revenues consists of the expenses associated with the operation of the
Company's data centers including depreciation, labor and bandwidth costs. Cost of revenues also include expenses related to the amortization of capitalized software development costs, acquired technologies as well as other software development costs that are expensed in accordance with SOP 98-1.

INCOME TAXES

The Company applies the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates for the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company has incurred losses since its formation at the time of the contribution agreement; such losses create a deferred tax asset. The Company has established a valuation reserve equal to this asset.

STOCK-BASED COMPENSATION

In December 2004, the Financial Accounting Standards Board issued Statement of
Financial Accounting Standards No. 123 (revised), "Share-Based Payment" (SFAS
123(R)). SFAS 123(R) eliminates the alternative to use the intrinsic value method of accounting, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. SFAS 123(R) requires that the cost resulting from all share based payment transactions be recognized in the financial statements.

SFAS 123(R) establishes fair value as the measurement objective in accounting for share based payment arrangements and requires all companies to apply a fair value based measurement method in accounting for generally all share based payment transactions with employees. The Company adopted SFAS No. 123(R) in connection with its issuance of stock options during the quarter ended March 31,
2006 (no options were issued by the Predecessor prior to this quarter).

During the quarter ended March 31, 2006, the Company issued 600,000 options to purchase shares of common stock at an exercise price of $.05 per share and
200,000 options to purchase shares of common stock at an exercise price of $1.0 per share. In accordance with SFAS 123(R) the Company recorded an expense of
$3,000.

The Company used the Black-Scholes option-pricing model to estimate the fair value of these stock-based awards with the following weighted-average assumptions for the indicated periods:

              Risk-free interest rate                                4.50%

              Expected lives                                       4 years

              Expected dividends                                       $ -

              Volatility                                               35%

The following table summarizes the Company's stock option activity:

                                                        Weighted Average         Option Price
                                      Shares             Exercise Price              Range
                                      ------            ----------------        -------------

Balance at December 31, 2005             --                  --                          --
Granted                               800,000               $   0.29            $0.05 - $1.00
Exercised                                --                  --                          --
Forfeited                                --                  --                          --
                                      -------               --------            -------------

                                             F-19

Balance at March 31, 2006             800,000               $   0.29            $0.05 - $1.00
                                      =======               ========            =============

The following table summarizes information about the Company's stock options outstanding at March 31, 2006:

                             Options Outstanding                                         Options Exercisable
 ----------------------------------------------------------------------------   ------------------------------------
                           Number                                                     Number
 Range of Exercise     Outstanding at     Weighted Average   Weighted Average   Exercisable as of   Weighted Average
       Prices              3/31/06         Remaining Life     Exercise Price         3/31/06         Exercise Price
 -----------------     --------------     ----------------   ----------------   -----------------   ----------------
       $0.05               600,000              4.83               $0.05             100,000              $0.05
       $1.00               200,000              4.88               $1.00                -                 $1.00

On June 2, 2006, the Company's Board of Directors adopted the 2006 Stock Option
Plan (the "Plan"). 3,000,000 shares of the Company's common stock has been reserved for issuance under the Plan.

NOTE 3        PROPERTY AND EQUIPMENT

Property and equipment consists of:                  March 31, 2006       December 31, 2005
                                                     --------------       -----------------
Capitalized Software                                   $ 1,187,000          $ 1,187,000
Computer Equipment                                         146,815                 --
                                                         1,333,815            1,187,000
Less - Accumulated depreciation and amortization          (233,253)            (131,889)
                                                       $ 1,101,562          $ 1,055,111

Depreciation and amortization expense was approximately $101,000 for the three months ended March 31, 2006, this amount is reflected as cost of revenues.

NOTE 4        NOTE PAYABLE TO RELATED PARTY

On August 23, 2005, the Company entered into an Agreement of Sale with Alowex, an entity that is wholly-owned by two shareholders and founders of the Company whereby Alowex agreed to sell to the Company the software and any intellectual property related to the Remnant Radio Software Platform, which is the predecessor to the Company's SoftWave Radio Software Platform. As consideration, the Company issued to Alowex a promissory note ("Original Alowex Promissory
Note") in the original amount of $1,242,000, representing an amount agreed to by the co-founders as fair value. The note provided for interest at a rate of 4%
per annum, with monthly payments of principal and interest commencing on
September 1, 2005 through August 31, 2008 and is subject to a security agreement consisting of substantially all of the assets of the Company. However, no amounts were paid during 2005 or 2006, and the Original Alowex Promissory Note was canceled with a new note entered into on January 19, 2006, as noted below.

As the Original Alowex Promissory Note was issued at a below market interest rate, the Company imputed interest at a market rate resulting in a debt discount of approximately $55,000 as of January 19, 2006.

                                                        F-20

NOTE 4        NOTE PAYABLE TO RELATED PARTY (CONTINUED)

On January 19, 2006, the Company canceled the Original Alowex Promissory Note and issued to Alowex a new promissory note in the amount of $1.4 million
("Alowex, LLC Promissory Note"). The Alowex, LLC Promissory Note provides for monthly payments of interest at the rate of 7% per annum commencing February 19,
2006 and monthly principal and interest payments of $33,524 commencing February
19, 2007 until January 19, 2011 on which date all outstanding principal and accrued interest shall be due and payable. This agreement is subject to a security agreement consisting of substantially all assets of the Company. In the event the Company receives proceeds from the sale of equity securities in any single or a series of related transactions in which the amount raised equals or exceeds $10 million, the entire note, including accrued interest, is due and payable. In connection with entering into the Alowex, LLC Promissory Note and canceling the Original Alowex Promissory Note, the Company wrote off the remaining debt discount, the Original Alowex Promissory Note and the accrued interest payable resulting in an interest expense charge of approximately
$195,000 in 2006 related to this transaction. The Alowex LLC Promissory Note is classified as a current liability in the accompanying balance sheet as it is currently the intention of the Company to satisfy this within the year.

NOTE 5        REVOLVING CREDIT FACILITY

On January 19, 2006 and subsequently amended on May 15, 2006, the Company entered into a credit facility with Soft Wave Funding, LLC, an entity owned by two shareholders of the Company. While the credit facility provides for a $1.5 million revolving loan that matures on the earlier of September 1, 2006 or the date the Company receives proceeds from the sale of equity securities in any single or a series of related transactions in which the amount raised equals or exceeds the then outstanding amount under the credit facility, the Company has no assurance that these funds will be available. Loans under the credit facility bear interest at the rate of 8.0% per annum and are secured, on a subordinated basis to the Alowex, LLC Promissory Note, by substantially all of the Company's assets. As of March 31, 2006 the Company had no borrowings under the credit facility.

NOTE 6        ALOWEX AND REMNANT LETTER AGREEMENTS

On January 19, 2006, in consideration for services provided by Alowex and
Remnant Media, LLC to the Predecessor and the contributions that each had made to the development of the Predecessor, its software and its website, the Company agreed to pay each party $1.3 million. If the Company receives proceeds from the sale of equity securities in any single or a series of related transactions in which the amount raised equals or exceeds $10 million, under the terms of these letter agreements all amounts are due and payable, otherwise these amounts are due on demand at an interest rate of 6%. As of December 31, 2005, the Company recorded a liability and expense of $2.6 million. The liability is included as due to related parties in the accompanying balance sheets.

NOTE 7        COMMITMENTS

In May 2006 the Company entered into a lease to secure approximately 24,000 square feet of space in the same office complex. The lease has a five year term, at an initial rate of $617,000 per year, with a price escalation clause of 3.5%
per year. In addition, the Company has entered into certain agreements with third parties to provide redundancy of the Company's computer network operations, with prices to be determined based on square footage needed, which has yet to be determined.

NOTE 8        STOCKHOLDERS' (MEMBERS') DEFICIT

On January 19, 2006, the Predecessor contributed all of its assets and all of its liabilities to the Company in exchange for 160 million shares of common stock of the Company, which were subsequently distributed equally to the
Company's members, Alowex and Remnant Media, LLC which each received 80 million shares of common stock of Soft Wave Media, Inc. On January 19, 2006, the Company
also sold 40 million shares of common stock to new investors for $2,000,000, or
$1,982,000 net of expenses. The stockholders also entered a registration rights agreement which provides for, as defined, the right of first referral and incidental registration rights if the Company proposes to file a registration statement under the Securities Act.

                                      F-21

In December 2005, these investors advanced the Predecessor $200,000 toward the purchase of these shares. Concurrent with this investment the Company agreed to pay to Alowex and Remnant Media, LLC a total of $400,000 for past services. Of this amount $150,000 was paid prior to December 31, 2005, with the balance paid in January 2006. The ownership structure of the Company after this transaction is as follows:

              Shareholders                                # of Common Shares
              ------------                                ------------------

              Alowex, LLC                                    80,000,000
              Remnant Media, LLC                             80,000,000
              New investors                                  40,000,000
                                                            -----------

              Total shares outstanding                      200,000,000
                                                            ===========

On January 31, 2006, each of Alowex and Remnant Media distributed its shares to its respective members.

On April 20, 2006, certain shareholders of the Company collectively sold
2,078,479 shares of common stock of SoftWave Media Exchange, Inc. in a private placement to 65 purchasers at a price of $1.50 per share.

NOTE 9        RELATED PARTY TRANSACTIONS

Amounts owed to Related Parties as of March 31, 2006:

Alowex Note payable           (see Note 4)                   $1,400,000

Letter agreements:            (see Note 6)
     Alowex LLC                                               1,300,000
     Remnant Media LLC                                        1,300,000
                                                             ----------

Due to related parties                                        $2,600,000
                                                             ===========

During the period ended March 31, 2006 the Company received consulting services, web hosting services and rent charges totaling $144,000 from companies owned by shareholders of the company; $64,000 of this amount has been included in cost of revenues and $80,000 has been included in selling, general and administrative expenses in the accompany statement of operations.

NOTE 10       SUBSEQUENT EVENT

         On July 26, 2006, the Company completed a private placement pursuant to which it sold 4.0 million shares of common stock for gross proceeds of $12.0 million, including through the conversion of the $2.6 million owed to Alowex and
Remnant Media, LLC (as discussed further in Note 6). In addition, the Company used $1.4 million of the net proceeds to repay a loan due to Alowex (see Note 4)
and $1.5 million to repay the Company's outstanding revolving credit facility.

                               *******************

                                      F-22

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The
Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article V, Section 1 of the Registrant's bylaws and Section 8 of the
Registrant's certificate of incorporation, as amended, provide that the
Registrant shall indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware
General Corporation Law.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation, as amended, provides for such limitation of liability.

         The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors, officers, employees and other agents against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses (other than selling commissions and other fees to be paid to the underwriters) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the Securities and Exchange
Commission ("SEC") registration fee, all amounts shown are estimates.

            SEC registration fee                                  $    65,492.03
            Legal fees and expenses                                    50,000.00
            Accounting fees and expenses                               50,000.00
            Miscellaneous expenses                                      4,507.97
                                                                  --------------
                      Total                                       $   170,000.00
                                                                  ==============

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         During the past three years, we have issued the following unregistered securities. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or
Regulation D or Regulation S promulgated thereunder.

         We issued 10,000 shares of common stock on April 13, 2005 to Mr.
William Iversen, our former president, chief financial officer and director. We issued 4,990,000 shares of common stock to Mr. Iversen on July 27, 2005. Mr.
Iversen acquired these shares at a price of $0.01 per share. We received $50,000 from these issuances. These shares were issued pursuant to Section 4(2) of the
Securities Act of 1933 and are restricted shares as defined in the Securities

                                      II-1

Act. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

         We completed an offering of 2,084,000 shares of our common stock at a price of $0.025 per share to a total of six purchasers on August 31, 2005. The total amount we received from this offering was $52,100. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-U.S. person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser in accordance with Regulation S, and the transfer agent affixed the appropriate legends. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities was sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

         We completed an offering of 20,000 shares of our common stock at a price of $0.25 per share to a total of forty purchasers on October 28, 2005. The total amount we received from this offering was $5,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-U.S. person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation
S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts. No registration rights were granted to any of the purchasers.

         We issued 2,700 shares of our common stock at a price of $0.25 per share to a single purchaser on October 31, 2005. The total amount we received from this offering was $675. These shares were issued pursuant to Section 4(2)
of the Securities Act of 1933 and are restricted shares as defined in the
Securities Act. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

         In connection with the Merger, pursuant to which we acquired SoftWave, as of July 26, 2006, we accepted subscriptions for a total of 4,000,000 shares of our common stock, at a purchase price $3.00 per share. We received gross proceeds of $12,000,000 from the private placement including through the conversion of $2,600,000 of accrued liabilities owed to Alowex and Remnant
Media, LLC.

         The private placement was made solely to "accredited investors," as that term is defined in Regulation D under the Securities Act. The shares of common stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

         In connection with the Merger, each share of SoftWave's issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive one share of our common stock. 200,025,000 shares of common stock were issued to the former holders of common stock of SoftWave on July 26,
2006 in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS.

         (a)  Exhibits:

Number             Description of Exhibit
------             ----------------------

      2.1*    Agreement of Merger and Plan of Reorganization, dated as of July
              26, 2006, by and among the Registrant, SWMX Acquisition, Inc. and
              SoftWave Media Exchange, Inc.

                                      II-2

Number             Description of Exhibit
------             ----------------------

      3.1*    Certificate of Incorporation of the Registrant dated July 18, 2006

      3.2*    Certificate of Amendment to Certificate of Incorporation of the
              Registrant dated July 24, 2006

      3.3*    Certificate of Amendment to Certificate of Incorporation of the
              Registrant dated July 26, 2006

      3.4*    Bylaws of the Registrant

      5.1     Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP

     10.1*    2006 Stock Option Plan

     10.2*    Form of Option Grant Letter

     10.3*    Lock-Up Agreement

     10.4*    Form of Registration Rights Agreement dated July 26, 2006 by and among the Registrant and the stockholders party thereto

     10.5*    Stockholder and Registration Rights Agreement, dated as of January
              19, 2006, by and among Soft Wave Media, Inc. and the stockholders as of such date

     10.6*    Amendment No. 1 to Stockholder and Registration Rights Agreement
              dated as of April 12, 2006 by and among SoftWave Media Exchange,
              Inc. and each of its stockholders party thereto

     10.7*    Employment Agreement, dated as of January 19, 2006, by and between
              Soft Wave Media, Inc. and Joshua Wexler

     10.8*    Employment Agreement, dated as of January 19, 2006, by and between
              Soft Wave Media, Inc. and Stavros Aloizos

     10.9*    Employment Agreement, dated as of January 19, 2006, by and between
              Soft Wave Media, Inc. and Charles Omphalius

     10.10*   Employment Agreement, dated as of January 19, 2006, by and between
              Soft Wave Media, Inc. and Michael Caprio

     10.11*   Employment Agreement, dated as of January 30, 2006, by and between
              Soft Wave Media, Inc. and Bill Figenshu

     10.12*   Employment Agreement, dated as of May 1, 2006, by and between
              SoftWave Media Exchange, Inc. and James Caci

     10.13*   Advisory Agreement, dated as of January 19, 2006, by and between
              Vista Development, LLC and Soft Wave Media, Inc.

     10.14*   Stock Redemption Agreement

     10.15    Contribution Agreement dated as of January 19, 2006 by and between
              Soft Wave Media, LLC, Soft Wave Media, Inc., Alowex, LLC and
              Remnant Media, LLC.

     21.1     Subsidiaries of the Registrant

                                      II-3

Number             Description of Exhibit
------             ----------------------

     23.1     Consent of Amper, Politziner & Mattia, P.C.

     23.2     Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
              (contained in Exhibit 5.1)

     24.1     Powers of Attorney (included on the signature page of this
              Registration Statement) * Incorporated by reference to SWMX,
              Inc.'s Current Report on Form 8-K, filed with the Securities and
              Exchange Commission on July 27, 2006.

ITEM 28. UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

                   (1)   To file, during any period in which it offers or sells
                         securities, a post-effective amendment to this
                         registration statement to:

                            (i) Include any prospectus required by section
10(a)(3) of the Securities Act;

                            (ii) Reflect in the prospectus any facts or events
which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule
424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                            (iii) Include any additional or changed material
information on the plan of distribution.

NOTE: Small business issuers do not need to give the statements in paragraphs
(a)(1)(i) and (a)(1)(ii) of this Item if the registration statement is on Form
S-3 or Form S-8 (ss.ss.239.13 or 239.16b of this chapter), and the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the
Exchange Act.

                   (2)   For determining liability under the Securities Act,
                         treat each post-effective amendment as a new
                         registration statement of the securities offered, and
                         the offering of the securities at that time to be the
                         initial BONA FIDE offering.

                   (3)   File a post-effective amendment to remove from
                         registration any of the securities that remain unsold
                         at the end of the offering.

         (b)  Insofar as indemnification for liabilities arising under the
Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      II-4

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of New
York, State of New York, on August , 2006.

                                          SWMX, INC.

                                          By: /s/ Joshua Wexler
                                              ----------------------------------
                                              Joshua Wexler
                                              Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joshua Wexler and James Caci his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form SB-2 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

     SIGNATURE                             TITLE                                DATE
     ---------                             -----                                ----

/s/ Joshua Wexler          Chief Executive Officer, Treasurer and          August 8, 2006
-------------------------  Director (Principal Executive Officer)
Joshua Wexler

/s/ James Caci             Chief Financial Officer (Principal Financial    August 8, 2006
-------------------------  Accounting Officer)
James Caci

/s/ Stavros Aloizos        Chief Technology Officer and Director           August 8, 2006
-------------------------
Stavros Aloizos

/s/ Gary Lee               Non-Executive Chairman and Director             August 8, 2006
-------------------------
Gary Lee

/s/ Rick Boyko             Director                                        August 8, 2006
-------------------------
Rick Boyko

/s/ Bruce L. Lev           Director                                        August 8, 2006
-------------------------
Bruce L. Lev

/s/ Jerry Shereshewsky     Director                                        August 8, 2006
-------------------------
Jerry Shereshewsky

/s/ Charles Omphalius      Director                                        August 8, 2006
-------------------------
Charles Omphalius

                                           II-5